PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 30, 1997
                          6,000,000 DEPOSITARY SHARES

                                     [LOGO]

                         CARRAMERICA REALTY CORPORATION
                      EACH REPRESENTING 1/10 OF A SHARE OF
              8.55% SERIES C CUMULATIVE REDEEMABLE PREFERRED STOCK
       (LIQUIDATION PREFERENCE EQUIVALENT TO $25.00 PER DEPOSITARY SHARE)
                            ------------------------

    CarrAmerica Realty Corporation (the 'Company') is a publicly traded real estate investment trust that focuses primarily on the acquisition, development, ownership and operation of office properties in select suburban markets across the United States.

    Each of the 6,000,000 Depositary Shares (the 'Depositary Shares') offered hereby represents a 1/10 fractional interest in a share of 8.55% Series C Cumulative Redeemable Preferred Stock, par value $.01 per share (a 'Series C Preferred Share'), of the Company deposited with BankBoston, N.A., as Preferred Stock Depositary, and entitles the holder to all proportional rights and preferences of the Series C Preferred Shares (including dividend, voting, redemption and liquidation rights and preferences). The liquidation preference of each Series C Preferred Share is $250.00 (equivalent to $25.00 per Depositary Share). See 'Description of the Series C Preferred Shares and Depositary Shares.'

    Dividends on the Series C Preferred Shares represented by the Depositary Shares will be cumulative from the date of original issue and will be payable quarterly in arrears on the last day of February, May, August and November of each year (or, if such day is not a business day, the next business day), commencing on November 30, 1997, at the rate of 8.55% of the liquidation preference per annum (equal to $2.1375 per Depositary Share per annum). See 'Description of Series C Preferred Shares and Depositary Shares--Dividends.'

    The Series C Preferred Shares represented by the Depositary Shares are not redeemable prior to November 6, 2002. On and after such date, the Series C Preferred Shares represented by the Depositary Shares may be redeemed, in whole or in part, at the option of the Company, at a redemption price of $250 per
Series C Preferred Share (equal to $25.00 per Depositary Share), plus all accrued and unpaid dividends. The Series C Preferred Shares represented by the Depositary Shares will not be subject to any sinking fund or mandatory redemption and will not be convertible into any other securities of the Company. See 'Description of Series C Preferred Shares and Depositary Shares--Redemption.' Subject to certain limited exceptions, ownership of more than 5% of the Series C Preferred Shares represented by the Depositary Shares is restricted in order to preserve the Company's status as a REIT for federal income tax  purposes.  In addition,  the  Company's  charter  documents  contain certain restrictions on ownership of capital stock of the Company by foreign investors. See 'Description of Preferred Stock--Restrictions on Ownership,' 'Description of Depositary Shares--General' and 'Risk Factors--Special Considerations for Foreign Investors' in the accompanying Prospectus.

    The Company intends to file an application to list the Depositary Shares on the New York Stock Exchange, although there can be no assurance that the Depositary Shares will be approved for listing.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
            OFFENSE.
                            ------------------------

                                                        INITIAL PUBLIC                UNDERWRITING               PROCEEDS TO
                                                      OFFERING PRICE(1)               DISCOUNT(2)                 COMPANY(3)
                                                      ------------------              ------------              --------------
Per Depositary Share..........................            $25.00                        $.7875                    $24.2125
Total(4)......................................         $150,000,000                   $4,725,000                $145,275,000

------------------

(1) Plus accrued dividends, if any, from the date of original issue.

(2) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See 'Underwriting.'

(3) Before deducting expenses payable by the Company estimated at $400,000.

(4) The Company has granted the several Underwriters an option for 30 days to purchase up to 900,000 additional Depositary Shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments, if any. If the option is exercised in full, the Initial Public Offering Price, Underwriting Discount and Proceeds to Company will be $172,500,000, $5,433,750 and $167,066,250, respectively. See 'Underwriting.'
                            ------------------------

    The Depositary Shares are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Depositary Shares will be ready for delivery in book-entry form only through the facilities of DTC in New York, New York on or about November 6, 1997, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.
             LEGG MASON WOOD WALKER
                     INCORPORATED
                                 J.P. MORGAN & CO.
                                              PAINEWEBBER INCORPORATED
                       PRUDENTIAL SECURITIES INCORPORATED
                                SMITH BARNEY INC.

                            ------------------------

          The date of this  Prospectus  Supplement  is October 30, 1997.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEPOSITARY SHARES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'UNDERWRITING.'

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus Supplement or the accompanying Prospectus or incorporated herein or therein by reference. Unless indicated otherwise, the information contained in this Prospectus Supplement assumes that the Underwriters' overallotment option is not exercised. As used herein, the term
(i) 'Company' includes CarrAmerica Realty Corporation, a Maryland corporation, and/or one or more of its subsidiaries, as appropriate, (ii) 'Series C Preferred Share' refers to a share of Series C Cumulative Redeemable Preferred Stock, par value $.01 per share and liquidation preference $250.00 per share, of the Company, (iii) 'Depositary Share' refers to a depositary share evidenced by a depositary receipt representing a 1/10 fractitional interest in a Series C Preferred Share deposited with BankBoston, N.A., as Preferred Stock Depositary, and (iv) 'Common Stock' refers to the common stock, par value $.01 per share, of the Company. All references to square footage herein are to rentable square feet (excluding storage space).

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements in this Prospectus Supplement and in the accompanying Prospectus and the documents incorporated by reference therein, including those set forth in 'Risk Factors' and 'Use of Proceeds' herein and therein, constitute 'forward-looking statements' within the meaning of the Private Securities Litigation Reform Act of 1995 (the 'Reform Act'). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: national and local economic, business and real estate conditions that will, among other things, affect demand for office properties, availability and creditworthiness of prospective tenants, the level of lease rents and the availability of financing for both tenants and the Company, adverse changes in the real estate markets including, among other things, competition with other companies, risks of real estate acquisition and development (including the failure of pending acquisitions to close and pending developments to be completed on time and within budget), governmental actions and initiatives, and environmental/safety requirements.

                                  THE COMPANY

     The Company is a publicly traded real estate investment trust ('REIT') that focuses primarily on the acquisition, development, ownership and operation of office properties in select suburban markets across the United States. As of October 30, 1997, the Company owned interests in 232 operating properties containing approximately 17.9 million square feet of office space located in 15 markets, 16 properties under construction that it intends to own and operate that will contain approximately 2.7 million square feet of office space, and land and options to acquire land that will support the development of up to 4.6 million square feet of office space. The operating properties owned by the Company as of September 30, 1997 were 96.5% leased as of that date.

     The Company has maintained a strategic alliance with Security Capital U.S. Realty, a European real estate company (together with its wholly-owned subsidiary, 'SC-USREALTY') since November 1995. As of September 30, 1997, SC-USREALTY owned approximately 42.6% of the outstanding Common Stock of the Company (38.2% on a fully diluted basis).

     The Company and its predecessor, The Oliver Carr Company ('OCCO'), have been in the real estate business in the Washington, D.C. metropolitan area for more than 35 years. In late 1995, the Company shifted its focus from downtown Washington, D.C. to a national business strategy. The Company provides a full range of real estate services through a staff of over 1,000 employees located throughout the United States.

                               BUSINESS STRATEGY

     The Company's primary business objective is to achieve long-term sustainable cash flow growth through a strategy of (i) acquiring, developing, owning and operating office properties primarily in suburban markets throughout the United States that exhibit strong, long-term growth characteristics and (ii) developing a national operating system that satisfies and capitalizes on the financial and operational demands of corporate office space users. The Company seeks to acquire or develop properties characterized by highly functional physical environments, strategic suburban locations in close proximity to key transportation arteries, residential areas and other amenities, and low initial and long-term costs of occupancy.

                              PORTFOLIO BY MARKET

     The Company's recent investments have provided it with a geographically diverse portfolio of properties throughout the United States. The following table provides an overview of the Company's portfolio by market as of October 30, 1997:

                                                                SQUARE      % OF TOTAL                       FUTURE
                                                 NUMBER OF    FOOTAGE OF    PORTFOLIO        SQUARE        BUILDABLE
                                                 OPERATING    OPERATING       SQUARE      FOOTAGE UNDER      SQUARE
MARKET                                           PROPERTIES   PROPERTIES    FOOTAGE(1)    CONSTRUCTION     FOOTAGE(2)
----------------------------------------------   ---------    ----------    ----------    -------------    ----------
Northern California
  San Francisco Bay Area......................       57        3,736,000        20.9%         726,000              --
  Sacramento..................................        8          314,000         1.7               --              --
Metropolitan Washington, D.C.
  Downtown....................................       10        2,404,000        13.4               --         221,000
  Suburban....................................        7        1,273,000         7.1               --              --
Suburban Atlanta..............................       43        1,891,000        10.6          204,000         216,000
Southern California
  Orange County/Los Angeles...................       29        1,357,000         7.6               --         181,000
  San Diego...................................        4          250,000         1.4               --              --
Suburban Chicago..............................       10        1,571,000         8.8           91,000         620,000
Southeast Denver..............................       12        1,210,000         6.8          238,000         562,000
Suburban Dallas...............................       10          965,000         5.4          357,000         422,000
Suburban Seattle..............................       17          741,000         4.1          376,000         278,000
Austin, Texas.................................       10          709,000         4.0          313,000       1,309,000
Suburban Salt Lake City.......................        8          463,000         2.6               --         242,000
Suburban Phoenix..............................        4          457,000         2.6          137,000         120,000
Florida.......................................        2          444,000         2.5          188,000         388,000
Suburban Portland, Oregon.....................        1           81,000         0.5           46,000              --
                                                 ---------    ----------    ----------    -------------    ----------
  Total.......................................      232       17,866,000       100.0%       2,676,000       4,559,000
                                                 ---------    ----------    ----------    -------------    ----------
                                                 ---------    ----------    ----------    -------------    ----------

------------------
(1) Represents the percentage of total square footage of the consolidated properties.
(2) Represents buildable square footage of land (including land subject to options and excluding square footage under construction) that is held for development.

                                  THE OFFERING

     For a more complete description of the terms of the securities offered, including definitions of capitalized terms used but not defined in this summary, see 'Description of Series C Preferred Shares and Depositary Shares.'

Securities Offered........................  6,000,000 Depositary Shares, each representing a 1/10 fractional interest in a Series C Preferred Share.

Use of Proceeds...........................  The net proceeds to the Company from the Offering (approximately
                                            $144.9 million) will be used to fund acquisition and development activities, either through direct payments or repayment of borrowings under the Company's unsecured line of credit incurred to fund such activities, and for general corporate purposes. See 'Use of
                                            Proceeds.'

Ranking...................................  With respect to the payment of dividends and amounts upon liquidation, the Series C Preferred Shares represented by the
                                            Depositary Shares will rank equally with the Company's Series A
                                            Preferred Shares and Series B Preferred Shares, junior to all debt securities and senior to the Common Stock. See 'Description of Series
                                            C Preferred Shares and Depositary Shares--Ranking.'

Dividends.................................  Dividends on the Series C Preferred Shares represented by the
                                            Depositary Shares will be cumulative from the date of original issue and will be payable quarterly in arrears on the last day of February,
                                            May, August and November of each year (or, if such day is not a business day, the next business day), commencing on November 30,
                                            1997, at the rate of 8.55% of the liquidation preference per annum
                                            (equivalent to $2.1375 per Depositary Share per annum). Dividends on the Series C Preferred Shares will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. See 'Description of Series C Preferred Shares and
                                            Depositary Shares--Dividends.'

Liquidation Rights........................  The liquidation preference for each Series C Preferred Share is
                                            $250.00 (equivalent to $25.00 per Depositary Share). Upon
                                            liquidation, holders will be entitled to be paid the liquidation preference plus an amount equal to accrued and unpaid dividends thereon out of the assets available for such payment. See
                                            'Description of Series C Preferred Shares and Depositary
                                            Shares--Liquidation Rights.'

Redemption................................  The Series C Preferred Shares represented by the Depositary Shares are not redeemable prior to November 6, 2002. On and after that date, the Series C Preferred Shares represented by the Depositary Shares will be redeemable at the option of the Company, in whole or in part, at a redemption price of $250.00 per Series C Preferred Share (equal to $25.00 per Depositary Share), plus accrued and unpaid dividends thereon. The redemption price (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of proceeds from the sale of other capital stock of the Company.

                                            See 'Description of Series C Preferred Shares and Depositary
                                            Shares--Redemption.'

Voting Rights.............................  If dividends on the Series C Preferred Shares are in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, holders of the Depositary Shares representing the Series
                                            C Preferred Shares (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on the Board of
                                            Directors of the Company until all such dividend arrearages are eliminated. See 'Description of Series C Preferred Shares and
                                            Depositary Shares--Voting Rights.'

Conversion................................  The Series C Preferred Shares represented by Depositary Shares are not convertible into or exchangeable for any other property or securities of the Company.

Ownership Limits..........................  Ownership of more than 5% of the Series C Preferred Shares represented by Depositary Shares is restricted in order to maintain the Company's ability to qualify as a REIT for federal income tax purposes. This ownership limit may be increased to a greater percentage (but not greater than 9.8%) as may be determined by the
                                            Company's Board of Directors. See 'Description of Series C Preferred
                                            Shares and Depositary Shares--Restrictions on Transfer; Ownership
                                            Limits.'

Trading...................................  The Company intends to file an application to list the Depositary
                                            Shares on the New York Stock Exchange, although there can be no assurance that the Depositary Shares will be approved for listing.

                     SUMMARY SELECTED FINANCIAL INFORMATION

    The following table sets forth selected financial and operating information for the Company as of and for the years ended December 31, 1996, 1995 and 1994. This information is derived from and should be read in conjunction with the audited financial statements of the Company, which statements have been audited by KPMG Peat Marwick LLP, independent public accountants and incorporated by reference herein. In addition, the following table sets forth selected financial and operating information for the Company as of September 30, 1997 and for the nine months ended September 30, 1997 and 1996, which information is derived from the unaudited financial statements of the Company.

    The following table also sets forth pro forma financial information for the Company as of and for the nine months ended September 30, 1997 and for the year ended December 31, 1996, giving effect to (i) the completion of the Offering and the application of the net proceeds therefrom, (ii) the acquisitions of office properties and land that have been consummated since the beginning of the periods presented and the acquisitions of other office properties and land that the Company expects to consummate in the near future, (iii) the sales of Common Stock, preferred stock, and unsecured notes during 1996 and 1997, and (iv) the repayment of certain outstanding indebtedness. In management's opinion, all material adjustments necessary to reflect the transactions described above are presented in the pro forma adjustments columns, which are further described in the notes to the unaudited pro forma financial information incorporated by reference herein.

    The following selected financial and operating information should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' incorporated herein by reference:

                                                  NINE MONTHS ENDED SEPTEMBER 30,                  YEAR ENDED DECEMBER 31,
                                              ----------------------------------------      -------------------------------------
                                              PRO FORMA             HISTORICAL              PRO FORMA           HISTORICAL
                                              ----------     -------------------------      ---------     -----------------------
                                                 1997           1997           1996           1996           1996         1995
                                              ----------     ----------     ----------      ---------     ----------    --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AND PROPERTY DATA)
OPERATING DATA:
Real estate operating revenue:
 Rental revenue...........................    $  272,321     $  231,832     $  100,639      $334,927      $  154,165    $ 89,539
 Real estate service revenue..............        11,512         11,512          9,265        12,512          12,512      11,315
 OmniOffices Executive Suites Revenue.....        34,084          5,000                       42,019
Real estate operating expenses:
 Property operating expenses..............        93,808         81,920         33,371       104,932          51,927      31,579
 Interest expense.........................        40,774         37,266         21,857        54,281          31,630      21,873
 Executive Suites Operating Expenses......        28,697          4,124                       36,718
 General and administrative expenses......        15,777         15,777         10,661        17,528          15,228      10,711
 Depreciation and amortization............        64,615         54,561         25,744        78,263          38,264      18,495
Net income................................        69,346         50,663         15,744        78,217          24,318(1)   12,067(1)
Dividends paid to common stockholders.....                       74,103         27,367                        42,914      23,344
PER SHARE DATA:
Net income before extraordinary item......    $     0.79     $     0.87     $     0.70      $   0.81      $     0.90    $   0.90
Dividends paid to common stockholders.....                       1.3125         1.3125                          1.75        1.75
Weighted average shares outstanding(2)....        58,001         53,886         27,723        57,827          31,999      13,338
BALANCE SHEET DATA (AT PERIOD END):
Real estate, before accumulated
 depreciation.............................    $2,600,042     $2,309,069     $1,062,500                    $1,539,998    $480,589
Real estate, after accumulated
 depreciation.............................     2,432,580      2,141,607        946,791                     1,420,341     381,716
Total assets..............................     2,635,010      2,351,017      1,043,908                     1,536,564     458,860
Mortgages payable.........................       574,699        481,058        354.069                       440,449     317,374
Senior Unsecured Notes....................       275,000        275,000
Other indebtedness........................       133,678        147,000         72,000                       215,000
Total indebtedness........................     1,056,465        975,572        426,069                       655,449     317,374
Minority interest.........................       120,444         67,331         51,611                        50,597      34,850
Total stockholders' equity................     1,458,101      1,308,114        545,748                       787,478      95,543
OTHER DATA:
Net cash provided by operating
 activities...............................                   $   95,904     $   47,352                    $   82,300    $ 35,277
Net cash used by investing activities.....                     (745,313)      (484,623)                     (876,947)    (81,635)
Net cash provided by financing
 activities...............................                      647,575        442,292                       813,067      37,113
Funds from operations before minority
 interest of the Unitholders of Carr
 Partnerships(3)..........................    $  137,196     $  107,592     $   43,289      $160,098      $   64,496(1) $ 33,190(1)
Weighted average shares and Units
 outstanding(4)...........................        66,580         61,013         27,723        66,502          32,263      18,157
Number of properties (at period end)......           243            230             87           243             159          13
Square footage (in thousands, at period
 end).....................................        18,973         17,628         10,043        18,973          12,430       3,326
Percent leased (at period end)............                         96.5%          92.0%                         93.6%       93.5%
EBITDA(5).................................    $  181,972     $  148,856     $   67,482      $217,681      $   99,428    $ 57,652
Ratio of EBITDA to interest expense.......          4.46x          4.00x          3.09x         4.01 x          3.14x       2.64x
Ratio of earnings to combined fixed
 charges and preferred stock dividends....          1.45x          1.85x          1.74x         1.34 x          1.71x       1.91x(6)


                                              1994
                                            --------

OPERATING DATA:
Real estate operating revenue:
 Rental revenue...........................  $ 82,665
 Real estate service revenue..............     8,890
 OmniOffices Executive Suites Revenue.....
Real estate operating expenses:
 Property operating expenses..............    29,707
 Interest expense.........................    21,366
 Executive Suites Operating Expenses......
 General and administrative expenses......     9,535
 Depreciation and amortization............    14,419
Net income................................    12,097
Dividends paid to common stockholders.....    20,204
PER SHARE DATA:
Net income before extraordinary item......  $   1.06
Dividends paid to common stockholders.....      1.75
Weighted average shares outstanding(2)....    11,387
BALANCE SHEET DATA (AT PERIOD END):
Real estate, before accumulated
 depreciation.............................  $429,537
Real estate, after accumulated
 depreciation.............................   341,129
Total assets..............................   407,948
Mortgages payable.........................   254,933
Senior Unsecured Notes....................
Other indebtedness........................
Total indebtedness........................   254,933
Minority interest.........................    38,644
Total stockholders' equity................   106,042
OTHER DATA:
Net cash provided by operating
 activities...............................  $ 29,908
Net cash used by investing activities.....   (67,046)
Net cash provided by financing
 activities...............................    32,652
Funds from operations before minority
 interest of the Unitholders of Carr
 Partnerships(3)..........................  $ 30,640
Weighted average shares and Units
 outstanding(4)...........................    15,878
Number of properties (at period end)......        11
Square footage (in thousands, at period
 end).....................................     2,706
Percent leased (at period end)............      95.9%
EBITDA(5).................................  $ 53,606
Ratio of EBITDA to interest expense.......      2.51x
Ratio of earnings to combined fixed
 charges and preferred stock dividends....      1.81 (6)

------------------
(1) Net income and funds from operations include non-recurring deductions of approximately $2.3 million and $1.9 million in 1996 and 1995, respectively, related to the write-off of the unamortized purchase price of certain third party real estate service contracts that were terminated in 1996 and the termination of an agreement to acquire the development business of The Evans Company in 1995.
(2) Weighted average shares outstanding used in calculating net income (loss) per share includes Common Stock and, when dilutive, stock equivalents, stock options and units of partnership interest.
(3) The Company believes that funds from operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. In accordance with the final National Association of Real Estate Investment Trusts (NAREIT) White Paper on Funds From Operations as approved by the
    Board of Governors of NAREIT on March 3, 1995, funds from operations represents net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring or sales of property, plus depreciation and amortization of assets uniquely significant to the real estate industry and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. For purposes of calculating the Company's funds from operations, the Company has added amortization expense associated with goodwill amortization related to the purchase of the assets of OmniOffices Inc., by an affiliate of the Company back to net income. The Company computes funds from operations in accordance with standards established by NAREIT, except for adding back goodwill amortization. The Company's funds from operations may not be comparable to funds from operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company. The Company's funds from operations in 1994 have been restated to conform to the NAREIT definition of funds from operations. Funds from operations does not represent net income or cash flow generated from operating activities in accordance with generally accepted accounting principles and, as such, should not be considered an alternative to net income as an indication of the Company's performance or to cash flow as a measure of liquidity or the Company's ability to make distributions.
(4) Includes shares of Common Stock and convertible preferred stock outstanding plus units of partnership interest in the CarrAmerica Realty, L.P. and Carr Realty, L.P. that the holders thereof have a right to have redeemed for cash equal to the value of a share of Common Stock for each unit redeemed or, at the option of the Company, for shares of Common Stock on a one-for-one basis. Such units include non-dividend paying units.
(5) EBITDA is calculated as net operating income before minority and extraordinary items, plus interest expense, depreciation and amortization, and income taxes, if any.
(6) Prior to October 1996, the Company did not have any preferred stock issued and outstanding. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends for these periods was identical to the ratio of earnings to fixed charges.

                                  THE COMPANY

     The Company is a publicly traded REIT that focuses primarily on the acquisition, development, ownership and operation of office properties in select suburban markets across the United States. As of October 30, 1997, the Company owned interests in 232 operating properties containing approximately 17.9 million square feet of office space located in 15 markets, sixteen properties under construction that it intends to own and operate that will contain approximately 2.7 million square feet of office space, and land and options to acquire land that will support the development of up to 4.6 million square feet of office space. The operating properties owned by the Company as of September 30, 1997 were 96.5% leased as of that date.

     The Company has maintained a strategic alliance with SC-USREALTY since November 1995. As of September 30, 1997, SC-USREALTY owned approximately 42.6% of the outstanding Common Stock of the Company (38.2% on a fully diluted basis).

     The Company and its predecessor, OCCO, have been in the real estate business in the Washington, D.C. metropolitan area for more than 35 years. In late 1995, the Company shifted its focus from downtown Washington, D.C. to a national business strategy. The Company provides a full range of real estate services through a staff of over 1,000 employees located throughout the United States.

     The Company is a Maryland corporation that was formed in July 1992. The principal executive offices of the Company are located at 1700 Pennsylvania Avenue, N.W., Washington, D.C. 20006, and its telephone number is (202) 624-7500.

BUSINESS STRATEGY

     The Company's primary business objective is to achieve long-term sustainable cash flow growth through a strategy of (i) acquiring, developing, owning and operating office properties primarily in suburban markets throughout the United States that exhibit strong, long-term growth characteristics and (ii) developing a national operating system that satisfies and capitalizes on the financial and operational demands of corporate office space users. The Company believes that many growth-oriented companies are relocating to and expanding in suburban locations that offer lower operating costs, greater convenience and a higher quality of life than traditional central business districts. The Company seeks to provide suburban office space that will meet the changing needs of these corporate users of office space.

     Target Markets. The Company has focused its acquisition and development activity in the Pacific, Mountain, Central and Southeast regions of the United States, regions which generally possess strong growth characteristics. Within these regions, the Company is targeting specific submarkets in which operating costs for businesses are relatively low, long-term population and job growth generally are expected to exceed the national average, large, well-educated employment pools exist, and barriers to entry exist for new supplies of office space. The Company has established a local presence in each of its existing target markets through its investment activity and through the relationships established by its experienced market officers. The Company's target markets include the following: San Francisco Bay Area; Sacramento; metropolitan Washington, D.C.; suburban Atlanta; suburban Chicago; Southeast Denver; suburban Dallas; suburban Seattle; Orange County/Los Angeles; San Diego; Austin, Texas; suburban Salt Lake City; suburban Phoenix; Florida and suburban Portland, Oregon; .

     For each identified target market, the Company has established a set of general guidelines and physical characteristics to evaluate investment opportunities. All investment decisions are driven by real estate research, focusing on variables such as economic base analysis, job growth and supply and demand fundamentals. The Company's goal is to become one of the major owners and operators of office space in each of its selected target markets. By achieving such critical mass, the Company believes that it will be able to better serve its customers' needs and realize certain operating efficiencies.

     Acquisitions of Operating Properties. The Company has implemented a major initiative to acquire operating properties in order to establish the operating platform for its national business strategy. Between January 1, 1996 and October 30, 1997, the Company acquired 218 operating properties containing approximately
14.5 million square feet of office space, resulting in a more than 425% increase in the total square footage of operating properties in which the Company has a majority interest. These properties were acquired for an aggregate purchase price of approximately $1.7 billion. See 'Recent Developments--Recent Acquisitions and Development Activity.'

     Development Program. The Company's development program is becoming an increasingly important component of its growth strategy as a result of the influx of capital into the office property market. The Company believes that long-term investment returns resulting from developing office properties generally will exceed those from acquiring office properties, and without the Company assuming significantly increased investment risks. The Company minimizes its development risk by employing extensively trained and experienced development personnel, by not assuming significant entitlement risk in conjunction with land acquisitions and by entering into guaranteed maximum price
(GMP) construction contracts with seasoned and credible contractors. Most importantly, the Company carefully analyzes the supply and demand characteristics of its target markets before commencing inventory development in a given market. In general, the Company will only undertake inventory development (which excludes properties under construction that have been substantially pre-leased) in markets with strong real estate fundamentals, and then the Company will construct prototypical office buildings attractive to a wide range of office users. Furthermore, because the Company's inventory development projects will typically be between 125,000 and 150,000 square feet in size, these projects individually are not significant to the Company. The Company does not intend to have concentrations of inventory development exceeding 250,000 rentable square feet in any of its target markets at any given time. Although the Company has no pre-set leasing guidelines for inventory development, on average, the Company expects that its development projects, in the aggregate, at any time will be between 60% and 75% leased or committed. The Company's research-driven development program enables it to tailor its development activities in each target market, from inventory development to build-to-suit projects to holding raw land for future opportunities.

     To implement its national development program, the Company acquired a substantial economic interest in CarrAmerica Development & Construction, Inc. and its experienced development staff in May 1996 and has since employed additional development professionals in the Company's market offices where development is taking place. The Company's development team currently consists of approximately 40 persons who have an average of over 15 years of experience in developing office properties across the United States. Since January 1, 1997, the Company has placed in service two development properties containing approximately 290,000 rentable square feet. In addition, as of October 30, 1997, the Company had 16 office properties under construction (with an estimated development cost of $372.9 million) that it intends to own and operate. The 16 properties will contain approximately 2.7 million rentable square feet. As of October 30, 1997, these properties were 60% pre-leased. See 'Recent Developments--Recent Acquisitions and Development Activity.'

     Investments in Land for Future Development. Owning a sufficient inventory of land for future development is critical to the Company's development program; therefore, the Company will continue to invest in land for future development. The Company's goal is to allocate approximately 5% of its invested capital to investments in land. In addition to its portfolio of operating properties and projects currently under development, the Company owned or controlled, as of October 30, 1997, 238 acres of land for future development in ten of its target markets. The Company also had, as of October 30, 1997, entered into binding agreements (subject to certain conditions) and non-binding letters of intent to acquire an additional 156 acres of land for future development in five of its target markets. No assurance can be given that any of these potential land acquisitions will be consummated. The Company believes that acquiring land to support future development provides it with a competitive advantage in responding to customers' needs for office space in markets with low vacancy rates.

     Asset Optimization. As a component of the Company's business strategy, it may sell assets that are inconsistent with its long-term strategic or return objectives or where market conditions for sale are favorable, and redeploy the proceeds into other office properties (utilizing tax-deferred exchanges where possible). Consistent with this strategy, the Company recently sold the First State Bank Tower in Austin, Texas, its 2% interest in the limited partnership that owned 1575 Eye Street, Washington, D.C. and its 5% interest in the limited partnership that owns 1776 Eye Street, Washington, D.C. The Company also may consider selling additional properties or interests in properties, some of which may be significant.

     National Operating System. As part of its business strategy, the Company is implementing a national operating system to provide nationally coordinated customer service, marketing and development. The Company's national operating system consists of three components: (i) a Market Officer Group, currently consisting of ten market officers focused on developing and maintaining strong local relationships with the Company's customers and the brokerage community and identifying investment opportunities for the Company; (ii) a National Marketing Group, which, is dedicated to marketing the Company's products and services to a targeted list of major corporate users of office space; and (iii) a National Development Group, which is responsible for developing suburban office properties, build-to-suit facilities and business parks. The Company's national operating system is designed to satisfy and capitalize on the financial and operational demands of corporate office space users. The Company believes that through its existing portfolio of operating properties, property development opportunities and land acquired for future development, the Company can generate incremental demand through the relocation and expansion needs of many of its customers, both within a target market and in multiple target markets.

FINANCING STRATEGY

     In order to meet its capital requirements at a reasonable cost, the Company will require access to diverse sources of capital, including the common and preferred stock markets, the private market for operating partnership units, and the public and private debt markets. In order to ensure access to these capital sources, the Company's financial strategy is predicated on conservative financial policies.

     Common Stock, including operating partnership units that may be exchanged for shares of Common Stock, is and will continue to be the largest component of the Company's capital structure. Since January 1996, the Company has raised more than $1.0 billion from the sale of shares of Common Stock (including SC-USREALTY's initial $250 million investment in the Company) and $43.5 million from the issuance of operating partnership units. Of the total Common Stock sold since SC-USREALTY's initial investment in the Company, SC-USREALTY has purchased $232 million, or 30.0%. The Company currently expects that SC-USREALTY will continue to participate in future Common Stock offerings, although it is not obligated to do so.

     To date, preferred stock has been only a small component of the Company's capital structure. As of October 30, 1997, the Company had approximately 780,000 shares of Series A Cumulative Convertible Redeemable Preferred Stock outstanding (1,740,000 were issued originally) and 8,000,000 shares of 8.57% Series B Cumulative Redeemable Preferred Stock issued and outstanding. The Company plans to increase its preferred stock capitalization through this offering and through future offerings; however, the Company currently does not expect that its preferred stock capitalization will exceed 20% of its total equity market capitalization.

     Debt from the public and private debt markets is also a key component of the Company's capital structure. In June 1997, the Company sold to institutional investors unsecured notes for net proceeds of approximately $272 million. In formulating its debt capitalization strategy, the Company considers a number of factors, including the benefits of Company-based financings versus asset-specific financings, floating rate debt exposure, debt maturity management, coverage ratios and total debt outstanding as compared to asset values. Although the Company may from time to time assume mortgage debt in connection with property acquisitions, the Company, in accordance with its debt capitalization strategy, plans to primarily utilize Company-based financings in the form of long-term, unsecured, fixed rate bonds, rather than asset-specific mortgage financings. The maturities of bonds issued will be staggered in order to produce normalized maturities and therefore mitigate refinancing risk. For short-term debt capitalization, the Company will continue to utilize its unsecured, floating rate, revolving line of credit to provide the necessary capital for acquisitions and development. With respect to floating rate debt exposure, the Company plans to keep its average unhedged floating rate debt outstanding to an amount less than 10% of total asset value. The Company expects to continue operating with adequate debt service coverage ratios and to continue maintaining a sufficient pool of unencumbered assets to service the Company's unsecured debt.

     The  Company's  financing  strategy may be changed from time to time by its
Board  of  Directors   without  the  consent  of  its   stockholders   or  other
securityholders.

REAL ESTATE SERVICES

     The Company generally provides real estate operating services for its properties. In certain circumstances, however, such as during a transitional period following the acquisition of a property, the Company may use a third-party real estate service provider. As of October 30, 1997, the Company provided its own real estate operating services for approximately 17.5 million square feet (or 98%) of its portfolio. The Company, through certain subsidiaries, also provides fee-based real estate services for related and unrelated parties.

                              RECENT DEVELOPMENTS

RECENT ACQUISITIONS AND DEVELOPMENT ACTIVITY

     Operating Property Acquisitions. Between April 1 and October 30, 1997, the Company acquired 53 operating office properties containing approximately 3.8 million square feet for an aggregate purchase price of approximately $450 million.

     The following table provides summary information on these properties:

                                                                               PURCHASE                         PERCENT
                                                                MONTH OF         PRICE        RENTABLE        LEASED AS OF
MARKET/PROPERTY                       SUBMARKET                ACQUISITION   (IN MILLIONS)   SQUARE FEET   SEPTEMBER 30, 1997
------------------------------------                           -----------   -------------   -----------   ------------------
Suburban Atlanta
  2400 Lake Park Drive..............  Northwest                  April          $   7.4         103,000              98.2%
  680 Engineering Drive.............  Northwest                  April              4.3          62,000             100.0
  Embassy Row.......................  Central Perimeter          April             45.9         466,000              99.1
Suburban Dallas
  Tollhill East & West..............  LBJ/North Dallas           April             21.7         238,000              87.0
  Two Mission Park..................  Richardson/Plano           July               5.1          77,000              89.1
Suburban Salt Lake City
  Sorenson Research Park............  5300 South & I-15          April             28.1         285,000             100.0
  Draper Park North.................  Draper                     June              18.7         178,000             100.0
Northern California
  Foster City Technology
    Center..........................  Silicon Valley              May               9.7          67,000             100.0
  150 River Oaks....................  North San Jose              May              15.1         100,000             100.0
  San Mateo Center II & III.........  San Mateo                  July              25.3         141,000              97.9
  3571 North First Street...........  North San Jose             July              15.1         116,000             100.0
  Amador I/Rinconada................  Pleasanton                August             11.0         134,000             100.0
  Amador III........................  Pleasanton                August             10.5          83,000             100.0
  Arroya Center.....................  Pleasanton                August             11.5         105,000             100.0
  1860 Howe Avenue..................  Sacramento                August             11.8          98,000              97.2
  University Park...................  Sacramento                August             13.6         121,000              84.1
  Capital Corporate Center..........  Sacramento                August              9.2          95,000              93.5
  San Mateo Center I................  San Mateo                 October            15.0          70,000             100.0
Southern California
  Westlake Corporate
    Center..........................  Westlake/Thousand Oaks      May               6.1          72,000              92.0
  Lightspan.........................  San Diego                  July               7.8          65,000             100.0
  Von Karman........................  Irvine                     July              16.2         104,000             100.0
  2600 W. Olive.....................  Burbank                   October            28.5         145,000             100.0
Suburban Seattle
  Willow Creek Corporate Center
    (formerly Data I/O).............  Redmond                     May               8.7          96,000             100.0
  Canyon Park.......................  Botthel                    June              31.2         247,000             100.0
Suburban Phoenix
  Highland Park.....................  Scottsdale                  May               7.6          78,000              95.9
Suburban Chicago
  Bannockburn IV....................  Northbrook/TriState        June              14.3         109,000              98.7
  Summit Oaks.......................  Oakbrook                   June               8.4          92,000              89.8
Florida
  Peninsula Circle..................  Hollywood                 October            42.2         284,000              87.0
                                                                             -------------   -----------           ------
      Total/Weighted Averages                                                   $ 450.0       3,831,000              96.5%
                                                                             -------------   -----------           ------
                                                                             -------------   -----------           ------

     As of October 30, 1997, the Company had entered into four binding contracts (subject to certain conditions) and one non-binding letter of intent to acquire an additional eleven operating office properties containing approximately 1,108,000 rentable square feet for an aggregate purchase price of approximately $157 million. The closing of these pending acquisitions is subject to the Company's due diligence and certain other closing conditions. The Company expects to close the transactions within 60 days, although there can be no assurance that any of these transactions will be consummated.

     Development. Since January 1, 1997, the Company placed in service two development properties containing approximately 290,000 square feet. In addition, as of October 30, 1997, the Company had 16 office properties under construction (with an estimated development cost of $373 million) that it intends to own and operate. Once completed, the sixteen properties will contain approximately 2.7 million rentable square feet.

     The following table sets forth certain information regarding the 16 office properties under construction that the Company intends to own and operate, as of October 30, 1997:

                                                                                        EXPECTED
                                                                                       FIRST-YEAR
                                                                                       STABILIZED
                                                                                       UNLEVERAGED
                                                                         ESTIMATED      RETURN ON                 EXPECTED
                                                           RENTABLE       COST (IN     DEVELOPMENT    PERCENT    COMPLETION
PROPERTY UNDER CONSTRUCTION             MARKET            SQUARE FEET    THOUSANDS)     COSTS (1)     LEASED        DATE
-----------------------------   ----------------------    -----------    ----------    -----------    -------    ----------
Spalding Ridge...............   Suburban Atlanta             128,000      $ 15,500          9.5%          84 %     4Q 1997
Panorama Corporate
  Center II..................   Southeast Denver             101,000        11,900         10.5           80       4Q 1997
City View Centre.............   Austin, Texas                129,000        18,200         10.3          100       4Q 1997
Baytech Business Park........   San Francisco Bay Area       300,000        38,600         12.7          100       4Q 1997
RadiSys......................   Suburban Portland             46,000         5,900         10.4          100       4Q 1997
Redmond Hilltop..............   Suburban Seattle              95,000        11,300         10.2           46       4Q 1997
Riata Building 5.............   Austin, Texas                 92,000        11,200         10.3           71       1Q 1998
Panorama Corporate
  Center III.................   Southeast Denver             137,000        17,100         10.1          100       1Q 1998
Riata Building 4.............   Austin, Texas                 92,000        11,200         10.3           81       2Q 1998
Gateway Plaza................   Suburban Phoenix             137,000        16,900         10.3            0       2Q 1998
Tollway Plaza I & II.........   Suburban Dallas              357,000        53,400         10.4           28       3Q 1998
Willow Creek Corporate
  Center (formerly Data
  I/O).......................   Suburban Seattle             281,000        36,700         10.1           36       3Q 1998
Oakmead West.................   San Francisco Bay Area       426,000        65,800         10.9          100       3Q 1998
Embassy Row..................   Suburban Atlanta              76,000        10,000         10.4            0 (2)   3Q 1998
Parkway North................   Suburban Chicago              91,000        14,400         10.1            0 (2)   3Q 1998
Peninsula Executive Center
  (formerly Glades Site).....   Florida                      188,000        34,800          9.6            0 (2)   4Q 1998
                                                          -----------    ----------       -----       -------
  Total/Weighted Average                                   2,676,000      $372,900         10.6%          60 %
                                                          -----------    ----------       -----       -------
                                                          -----------    ----------       -----       -------

------------------
(1) Equals the expected net operating income of the project on a cash basis, assuming 7% vacancy, divided by the total expected development costs, including capitalized carrying costs during construction.
(2) The construction start date for the project was October 1997.

     Land Held for Development. From January 1 to October 30, 1997, the Company acquired 238 acres of land in ten of its target markets that will support future development of up to 4.6 million rentable square feet of office space. The Company also has entered into nine binding agreements (subject to certain conditions) to acquire an additional 156 acres of land for future development in seven of its target markets. No assurance can be given that any of these potential acquisitions of developable land will be consummated.

     The following table shows the land and options to acquire land that were owned by the Company as of October 30, 1997 and land that the Company expects to acquire within the next 60 days.

                                                                                  OWNED OR            PENDING LAND
                                                                              CONTROLLED LAND         ACQUISITIONS
                                                                             ------------------    ------------------
                                                                                      BUILDABLE             BUILDABLE
                                                                                       SQUARE                SQUARE
REGION/PROPERTY                                 MARKET                       ACRES     FOOTAGE     ACRES     FOOTAGE
---------------------------------------------                                -----    ---------    -----    ---------
Pacific Region:
  Willow Creek Corporate Centre
    (formerly Data I/O)......................   Suburban Seattle                3        44,000      --            --
  Eastgate Technology Park...................   San Diego                       8       181,000      --            --
  Canyon Park................................   Suburban Seattle               11       234,000      --            --
  Valley Technology Centre
    (formerly Ferrara Site)..................   San Francisco/Bay Area         --            --      21       333,000
  Watkins Johnson............................   San Francisco/Bay Area         --            --      15       254,000
  La Jolla Spectrum..........................   San Diego                      --            --      14       156,000
  Evergreen..................................   Suburban Portland, OR          --            --      29       444,000
                                                                             -----    ---------    -----    ---------

                                                                                  OWNED OR            PENDING LAND
                                                                              CONTROLLED LAND         ACQUISITIONS
                                                                             ------------------    ------------------
                                                                                      BUILDABLE             BUILDABLE
                                                                                       SQUARE                SQUARE
REGION/PROPERTY                                 MARKET                       ACRES     FOOTAGE     ACRES     FOOTAGE
---------------------------------------------                                -----    ---------    -----    ---------
      Subtotal...............................                                  22       459,000      79     1,187,000
                                                                             -----    ---------    -----    ---------
Mountain Region:
  Panorama Corporate Center IV-VII...........   Southeast Denver               28       462,000      --            --
  Gateway Plaza..............................   Suburban Phoenix                3       120,000      --            --
  Quorum.....................................   Southeast Denver                9       100,000      --            --
  Draper Park North..........................   Suburban Salt Lake City         9       120,000      --            --
  Sorensen Research Park.....................   Suburban Salt Lake City         8       122,000      --            --
  Marriott Tract.............................   Southeast Denver               --            --       5       128,000
                                                                             -----    ---------    -----    ---------
      Subtotal...............................                                  57       924,000       5       128,000
                                                                             -----    ---------    -----    ---------
Central Region:
  Mopac at Braker
    (formerly Aubrey Smith)..................   Austin, Texas                  22       750,000      --            --
  Riata......................................   Austin, Texas                  38       559,000      --            --
  Parkway North..............................   Suburban Chicago               27       620,000      --            --
  Cedar Maple................................   Suburban Dallas                 1        38,000      --            --
  Tollway Plaza III..........................   Suburban Dallas                 4       134,000      --            --
  Royal Ridge................................   Suburban Dallas                19       250,000      --            --
  The Commons at Las Colinas.................   Suburban Dallas                --            --       7       201,000
                                                                             -----    ---------    -----    ---------
      Subtotal...............................                                 111     2,351,000       7       201,000
                                                                             -----    ---------    -----    ---------
Southeast Region:
  Embassy Row................................   Suburban Atlanta                7       120,000      --            --
  Peninsula Corporate Center
    (formerly Knight Site)...................   Florida                        26       388,000      --            --
  1201 F Street..............................   Downtown Washington, D.C.       1       221,000      --            --
  Preston Ridge..............................   Suburban Atlanta               14        96,000      --            --
  Reston Crossing............................   Suburban Washington, D.C.      --            --      16       314,000
  Southern Land..............................   Florida                        --            --      42       750,000
  Rocky Point................................   Florida                        --            --       7       202,000
                                                                             -----    ---------    -----    ---------
      Subtotal...............................                                  48       825,000      65     1,266,000
                                                                             -----    ---------    -----    ---------
        Total................................                                 238     4,559,000     156     2,782,000
                                                                             -----    ---------    -----    ---------
                                                                             -----    ---------    -----    ---------

     OmniOffices Acquisition. On August 25, 1997, an affiliate of the Company ('OmniOffices') acquired substantially all of the assets of OmniOffices, Inc. and its subsidiaries for an aggregate purchase price of approximately $50 million in cash. OmniOffices is one of the nation's leading providers of executive office suites to commercial customers throughout the United States, operating 28 executive suites centers located in 14 markets. The Company believes that there is significant potential for growth in this business because the demand for executive office suites is likely to increase as corporations seek greater flexibility and alternative workplace solutions for their staffing and business plan requirements. The Company believes that this acquisition has provided OmniOffices with the operating platform necessary to expand its business and assist the Company in meeting the changing office space needs of the Company's national customers. The Company expects that OmniOffices will expand its business through development and acquisitions financed principally by the Company until such expansion can be financed through third-party financing sources. Because of limitations under the tax laws relating to REITs, OmniOffices is structured as a taxable 'C' corporation in which the Company owns 95% of the economic interest, but none of the voting stock.

RECENT FINANCING ACTIVITY

     Since June 1996, the Company has completed four separate offerings of shares of Common Stock to the public and SC-USREALTY for aggregate net proceeds of approximately $767 million. In October 1996, the Company sold shares of preferred stock to institutional investors and SC-USREALTY for net proceeds of approximately $43 million. In June 1997, the Company sold unsecured notes to institutional investors for net proceeds of approximately $272 million. In addition, in August 1997, the Company sold shares of Series B Cumulative Redeemable preferred stock to the public for net proceeds of approximately

$193 million. The net proceeds of all of these offerings were used to pay down indebtedness and to acquire operating office properties and land held for development.

     In September 1997, certain modifications were made to the Company's unsecured line of credit and, as a result, the full commitment amount of $450 million became available to the Company. Additionally, on October 30, 1997, the interest rate for advances under the Company's unsecured line of credit was reduced to 1.000% over LIBOR. As of October 30, 1997, $194 million was outstanding under the Company's line of credit.

                                USE OF PROCEEDS

     The net proceeds to the Company from this offering are estimated to be approximately $144.9 million ($166.7 million if the Underwriters' over-allotment option is exercised in full). The Company intends to use the net proceeds of the offering to fund acquisition and development activities, either through direct payments or repayment of unsecured line of credit borrowings incurred to fund acquisition or development activities, and for general corporate purposes. The Company expects to make additional borrowings under its unsecured line of credit following the offering. Pending such application, the net proceeds may be invested in short-term, income-producing investments such as commercial paper, government securities or money market funds that invest in government securities. See 'Plan of Distribution.'

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1997 on an historical basis and on a pro forma basis, giving effect to (i) the completion of this offering of Depositary Shares and the application of the net proceeds therefrom, (ii) the acquisitions and sales of office properties and land that the Company has consummated since September 30, 1997 and expects to consummate in the near future, and (iii) the repayment of certain outstanding indebtedness.

                                                                                          SEPTEMBER 30, 1997
                                                                                       ------------------------
                                                                                       HISTORICAL    PRO FORMA
                                                                                       ----------    ----------
                                                                                            (IN THOUSANDS)
Mortgage debt.......................................................................   $  481,058    $  574,699
Lines of credit.....................................................................      147,000       133,678
Senior Unsecured Notes due 2004 and 2007............................................      275,000       275,000
Other liabilities...................................................................       72,514        73,088
                                                                                       ----------    ----------
  Total liabilities.................................................................      975,572     1,056,465
                                                                                       ----------    ----------
Minority interest...................................................................       67,331       120,444
Stockholders' equity:
  Preferred Stock, $.01 par value; 15,000,000 shares authorized:
     Series A Preferred Shares; 780,000 issued and outstanding......................            8             8
     Series B Preferred Shares; 8,000,000 issued and outstanding....................           80            80
     Depositary Shares Representing Series C Preferred Shares; 6,000,000 shares
      issued and outstanding on a pro forma basis...................................           --            60
  Common Stock, $.01 par value, 90,000,000 shares authorized; 58,168,602 shares
     issued and outstanding.........................................................          582           582
Additional paid-in capital..........................................................    1,381,214     1,526,029
Cumulative dividends paid in excess of net income...................................      (73,770)      (68,658)
                                                                                       ----------    ----------
  Total stockholders' equity........................................................    1,308,114     1,458,101
                                                                                       ----------    ----------
  Total capitalization..............................................................   $2,351,017    $2,635,010
                                                                                       ----------    ----------
                                                                                       ----------    ----------

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table sets forth certain information with respect to the directors, executive officers and certain key employees of the Company:

NAME                                          AGE                    POSITIONS AND OFFICES HELD
------------------------------------------    ---   ------------------------------------------------------------
Oliver T. Carr, Jr........................    72    Chairman of the Board
Thomas A. Carr............................    39    President, Chief Executive Officer and Director
Andrew F. Brimmer.........................    71    Director
A. James Clark............................    69    Director
Caroline S. McBride.......................    44    Director
J. Marshall Peck..........................    45    Director
William D. Sanders........................    55    Director
Wesley S. Williams, Jr....................    54    Director
Brian K. Fields...........................    38    Chief Financial Officer
Kent C. Gregory...........................    47    Managing Director
Philip L. Hawkins.........................    41    Managing Director--Operations
Robert E. Peterson........................    45    Managing Director--Development
Robert G. Stuckey.........................    35    Chief Investment Officer
Paul R. Adkins............................    39    Vice President, Market Officer--Washington, D.C.
Steven N. Bralower........................    48    Senior Vice President of Carr Realty, L.P.
Robert L. Brumm...........................    46    Vice President, Human Resources and Administration
Robert O. Carr............................    48    President of Carr Services, Inc.
Clete Casper..............................    38    Vice President, Market Officer--Suburban Seattle
John J. Donovan, Jr.......................    53    Senior Vice President of Carr Services, Inc.
Karen B. Dorigan..........................    32    Senior Vice President
J. Thad Ellis.............................    37    Vice President, Market Officer--Suburban Atlanta
Richard W. Greninger......................    46    Senior Vice President of Carr Services, Inc.
John S. Herr..............................    41    Vice President, Market Officer--Northern California
Austin W. Lehr............................    36    Vice President, Market Officer--Southeast Denver
Dwight L. Merriman........................    36    Vice President, Market Officer--Southern California
B. Thomas Miller, Jr......................    35    Vice President--OmniOffices
Gerald J. O'Malley........................    53    Vice President, Market Officer--Suburban Chicago
Jeffrey S. Pace...........................    34    Vice President, Market Officer--Austin, Texas
James D. Peterson.........................    50    Vice President, Market Officer--Florida
Howard L. Shaw............................    57    President of OmniOffices
William H. Vanderstraaten.................    37    Vice President, Market Officer--Suburban Dallas
Debra A. Volpicelli.......................    33    Treasurer and Controller
Joseph D. Wallace.........................    34    Vice President--OmniOffices
James S. Williams.........................    40    Senior Vice President of CarrAmerica Development &
                                                      Construction

         DESCRIPTION OF SERIES C PREFERRED SHARES AND DEPOSITARY SHARES

     The following description of particular terms of the Series C Preferred Shares and Depositary Shares supplements, and to the extent inconsistent therewith, replaces, the description of the general terms of the Preferred Stock and Depositary Shares set forth in the accompanying Prospectus, to which description reference is hereby made. The following description is qualified in its entirety by reference to the provisions of the Articles Supplementary relating to the Series C Preferred Shares (the 'Articles Supplementary') and the Company's Charter, which are incorporated by reference herein.

GENERAL

     Subject to limitations prescribed by Maryland law and its Charter, the Company is authorized to issue, from its authorized but unissued capital stock, shares of Preferred Stock in one or more series, in such numbers of shares and with such designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as the Company's Board of Directors may authorize from time to time. The Company currently has outstanding 780,000 shares of Series A Cumulative Convertible Redeemable Preferred Stock (the 'Series A Preferred Shares'), and 8,000,000 shares of 8.57% Series B Cumulative Redeemable Preferred Stock (the 'Series B Preferred Shares'). The Board of Directors has authorized the Company to designate and issue the Series C Preferred Shares. The Series C Preferred Shares will rank on a parity with the Series A Preferred Shares and the Series B Preferred Shares as to dividends and amounts payable upon liquidation.

     When issued, the Series C Preferred Shares and the Depositary Shares representing them will be validly issued, fully paid and nonassessable. Unless redeemed by the Company, the Series C Preferred Shares and the Depositary Shares will have a perpetual term with no stated maturity date. The holders of the Series C Preferred Shares will have no preemptive rights with respect to any shares of the capital stock of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares. The Series C Preferred Shares and the Depositary Shares will not be subject to any sinking fund or other obligation of the Company to redeem or retire the Series C Preferred Shares.

     The transfer agent, registrar and dividend disbursing agent for the Series C Preferred Shares and the Depositary Shares will be BankBoston, N.A., which will also serve as preferred stock depositary (the 'Preferred Stock Depositary').

     Each Depositary Share represents a 1/10 fractional interest in a Series C Preferred Share. The Series C Preferred Shares will be deposited with the Preferred Stock Depositary under a Deposit Agreement (the 'Deposit Agreement') among the Company, the Preferred Stock Depositary and the holders from time to time of depositary receipts (the 'Depositary Receipts') issued by the Preferred Stock Depositary thereunder. The Depositary Receipts will evidence the Depositary Shares. Subject to the terms of the Deposit Agreement, the holder of each Depositary Receipt evidencing a Depositary Share will be entitled to all rights and preferences of a 1/10 fractional interest in a Series C Preferred Share (including dividend, voting, redemption and liquidation rights and preferences). See 'Description of Depositary Shares' in the accompanying Prospectus.

     The Company intends to file an application to list the Depositary Shares on the New York Stock Exchange. If the application is approved, trading of the Depositary Shares on the Exchange is expected to commence within 30 days after the date of this Prospectus Supplement. Although the Underwriters have advised the Company that they intend to make a market in the Depositary Shares before the commencement of trading on the New York Stock Exchange, they are under no obligation to do so, and no assurance can be given that a market for the Depositary Shares will exist before any commencement of trading on the New York Stock Exchange. See 'Underwriting.' The Company does not expect that any trading of the Series C Preferred Shares except as represented by the Depositary Shares will develop. The Company does not intend to apply for a listing of the Series C Preferred Shares on any exchange or to have them authorized for trading through any inter-dealer quotation system.

RANKING

     With respect to payment of dividends and amounts upon liquidation, dissolution or winding up, the Series C Preferred Shares will rank equally with the Company's outstanding Series A Preferred Shares and Series B Preferred Shares, junior to all debt securities and senior to the Common Stock.

     While any Series C Preferred Shares are outstanding, the Company may not authorize, create or increase the authorized amount of any class of security that ranks senior to the Series C Preferred Shares with respect to the payment of dividends or amounts payable upon liquidation, dissolution or winding up, or any class of security convertible into shares of such a class, without the consent of the holders of two-thirds of the outstanding Series C Preferred Shares and Parity Shares (as defined below), voting as a single class. However, the Company may create additional classes of other stock, increase the authorized number of preferred shares or issue series of preferred shares ranking on a parity with the Series C Preferred Shares with respect, in each case, to the payment of dividends and amounts payable upon liquidation, dissolution and winding up (a 'Parity Share') without the consent of any holder of Series C Preferred Shares. See '--Voting Rights' below.

DIVIDENDS

     Holders of Depositary Shares representing Series C Preferred Shares will be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 8.55% of the liquidation preference per annum (equivalent to $2.1375 per Depositary Share per annum). Such dividends will be cumulative from the date of original issue and payable quarterly in arrears on the last calendar day (or, if such day is not a business day, the next business day) of each February, May, August and November (each, a 'Dividend Payment Date'). The first dividend, which will be paid on or about November 30, 1997, will be for less than a full quarter. Such first dividend and any dividends payable on the Series C Preferred Shares for any partial dividend period will be computed on the basis of the actual number of days in such period. Dividends will be payable to holders of record as they appear in the records of the Company at the close of business on the applicable record date, which will be the date designated as such by the Board of Directors of the Company that is not more than 50 nor less than 10 days prior to such Dividend Payment Date (each, a 'Dividend Record Date'). Accrued and unpaid dividends for any past dividend periods may be declared and paid at any time and for such interim periods to holders of record on the applicable Dividend Record Date. Any dividend payment made on the Series C Preferred Shares will first be credited against the earliest accrued but unpaid dividend due with respect to the Series C Preferred Shares that remains payable.

     Dividends on Series C Preferred Shares will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series C Preferred Shares that may be in arrears. Holders of Series C Preferred Shares will not be entitled to any dividends, whether payable in cash, property or shares of stock, in excess of the full cumulative dividends, as described herein, on the Series C Preferred Shares.

     If, for any taxable year, the Company elects to designate as 'capital gain dividends' (as defined in Section 857 of the Internal Revenue Code of 1986, as amended, or any successor revenue code or section (the 'Code')) any portion (the 'Capital Gains Amount') of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of capital stock (the 'Total Dividends'), then the portion of the Capital Gains Amount that will be allocable to holders of Series C Preferred Shares will be in the same portion that the Total Dividends paid or made available to the holders of Series C Preferred Shares for the year bears to the Total Dividends.

     Except as provided in the next sentence, no dividends will be declared or paid on any Parity Shares unless full cumulative dividends have been declared and paid or are contemporaneously declared and funds sufficient for the payment thereof set aside for such payment on the Series C Preferred Shares for all prior dividend periods. If accrued dividends on the Series C Preferred Shares for all prior dividend periods have not been paid in full, then any dividend declared on the Series C Preferred Shares and on any Parity Shares for any dividend period will be declared ratably in proportion to accrued and unpaid dividends on the Series C Preferred Shares and such Parity Shares.

     The Company will not (i) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Shares (as defined below) or (ii) redeem, purchase or otherwise acquire for consideration any Junior Shares through a sinking fund or otherwise (other than a redemption or purchase or other acquisition of Common Stock made for purposes of any employee incentive or benefit plan of the Company or any subsidiary), unless (A) all cumulative dividends with respect to the Series C Preferred Shares and any Parity Shares at the time such dividends are payable have been paid or declared and funds have been set apart for payment of such dividends and (B) sufficient funds have been paid or declared and set apart for the payment of the dividend for the current dividend period with respect to the Series C Preferred Shares and any Parity Shares.

     As used herein, (i) the term 'dividend' does not include dividends or other distributions payable solely in Fully Junior Shares, or in options, warrants or rights to subscribe for or purchase any Fully Junior Shares, (ii) the term 'Junior Shares' means the Common Stock and any other class or series of shares of capital stock of the Company now or hereafter issued and outstanding that ranks junior to the Series C Preferred Shares as to the payment of dividends or in the distribution of assets or amounts upon liquidation, dissolution and winding up and (iii) the term 'Fully Junior Shares' means Junior Shares that rank junior to the Series C Preferred Shares both as to the payment of dividends and distribution of assets upon liquidation, dissolution and winding up.

LIQUIDATION RIGHTS

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series C Preferred Shares will be entitled to receive out of assets of the Company legally available for distribution to stockholders a liquidation preference of $250.00 per Series C Preferred Share (equivalent to $25.00 per Depositary Share), plus an amount per Series C Preferred Share equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders, and no more.

     Until the holders of Series C Preferred Shares and Parity Shares have been paid their liquidation preference in full, no payment will be made to any holder of Junior Shares upon the liquidation, dissolution or winding up of the Company. If upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Series C Preferred Shares are insufficient to pay in full the amount payable upon liquidation with respect to the Series C Preferred Shares and any other Parity Shares, then such assets, or the proceeds thereof, will be distributed among the holders of Series C Preferred Shares and any such Parity Shares ratably in accordance with the respective amounts which would be payable on such Series C Preferred Shares and any such Parity Shares if all amounts payable thereon were paid in full. Neither a consolidation or merger of the Company with another entity, a statutory share exchange by the Company nor a sale, lease or transfer of all or substantially all of the Company's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

REDEMPTION

     The Series C Preferred Shares represented by the Depositary Shares are not redeemable by the Company prior to November 6, 2002. On and after November 6, 2002, the Company, at its option, may redeem the Series C Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $250.00 per share (equivalent to $25.00 per Depositary Share), plus accumulated, accrued and unpaid dividends thereon to the date fixed for redemption, without interest. The redemption price of the Series C Preferred Shares (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of proceeds from the sale of other capital stock of the Company, which may include Common Stock, preferred stock, depositary shares, interests, participations or other ownership interests in the Company however designated (other than debt securities convertible into or exchangeable for capital stock), and any rights, warrants or options to purchase any thereof. If fewer than all of the outstanding Depositary Shares are to be redeemed, the number of shares to be redeemed will be determined by the Company pro rata (as nearly as possible without creating fractional Depositary Shares), by lot or by any other method determined by the Company in its sole discretion to be equitable.

     Unless full cumulative dividends on all Series C Preferred Shares and any Parity Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series C Preferred Shares or Parity Shares may be redeemed or purchased by the Company except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series C Preferred Shares or Parity Shares, as the case may be.

     Notice of a redemption of the Depositary Shares will be given by publication in a newspaper of general circulation in the City of New York once a week for two successive weeks not less than 30 nor more than 90 days before the redemption date. Another notice of the redemption will be mailed at least 30 but not more than 90 days before the redemption date to the holders of record of Depositary Shares whose Depositary Shares are to be redeemed at their respective addresses shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of Depositary Shares to be redeemed; (iii) the redemption price per Depositary Share; (iv) the place or places where the Depositary Shares are to be surrendered for payment of the redemption price; and (v) that dividends on the Depositary Shares to be redeemed will cease to accrue on such redemption date. If fewer than all the Depositary Shares are to be redeemed, the notice mailed to each such holder thereof will also specify the number of Depositary Shares to be redeemed from such holder. If notice of redemption of any Depositary Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of the Depositary Shares so called for redemption, then from and after the redemption date, dividends will cease to accrue on such Depositary Shares, and such Depositary Shares shall no longer be deemed outstanding and all rights of their holders will terminate, except the right to receive the redemption price.

     The holders of Depositary Shares at the close of business on a Dividend Record Date will be entitled to receive the dividends payable with respect to such Depositary Shares on the corresponding Dividend Payment Date notwithstanding the redemption thereof between such Dividend Record Date and the corresponding Dividend Payment Date or the Company's default in the payment of the dividend due. Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on Depositary Shares which have been called for redemption.

     The Series C Preferred Shares represented by Depositary Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

VOTING RIGHTS

     Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of Series C Preferred Shares represented by Depositary Shares will have no voting rights.

     On any matter on which the Series C Preferred Shares are entitled to vote (as expressly provided in the Articles Supplementary or as may be required by law), including any action by written consent, each Series C Preferred Share will be entitled to one vote, except that when shares of any other series of Preferred Stock have the right to vote with the Series C Preferred Shares as a single class on any matter, the Series C Preferred Shares and the shares of the other series will have one vote for each $25.00 liquidation preference. As a result, each Depositary Share will be entitled to one vote on such matters and 1/10 of a vote on other matters.

     If dividends payable on the Series C Preferred Shares or any Parity Shares are in arrears for six or more quarterly periods, whether or not earned or declared and whether or not such quarterly periods are consecutive, the number of directors then constituting the Board of Directors of the Company will be increased by two, and the holders of the Depositary Shares representing the Series C Preferred Shares, voting together as a class with the holders of any other series of Parity Shares, will have the right to elect two additional directors to serve on the Company's Board of Directors at any annual meeting of stockholders or at a properly called special meeting of the holders of the voting Parity Shares until all such dividends and dividends for the current quarterly period on the Series C Preferred Shares and such other voting Parity Shares have been declared and paid or set aside for payment. Such voting rights will terminate when all such accrued and unpaid dividends have been declared and paid or set aside for payment. The term of office of all directors so elected will terminate with the termination of such voting rights.

     The approval of two-thirds of the outstanding Depositary Shares representing Series C Preferred Shares and all other Parity Shares similarly affected, voting as a single class, is required in order to (i) amend the Company's Charter to affect materially and adversely the rights, preferences or voting power of the holders of the Series C Preferred Shares or the Parity Shares; (ii) enter into a share exchange that affects the Series C Preferred Shares, or consolidate the Company with or merge the Company with another entity, unless in each such case each Series C Preferred Share remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred stock of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof identical to that of the Series C Preferred Shares (except for changes that do not materially and adversely affect the holders of Series C Preferred Shares), or (iii) authorize, reclassify, create or increase the authorized amount of any shares of any class, or any security convertible into shares of any class, having rights senior to the Series C Preferred Shares with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of the Company. However, the Company may create additional classes of Parity Shares and Junior Shares, increase the authorized number of Parity Shares and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Depositary Shares representing Series C Preferred Shares.

     Except as provided above and as required by applicable law, the holders of Depositary Shares representing Series C Preferred Shares are not entitled to vote on any merger or consolidation involving the Company, on any share exchange or on a sale of all or substantially all of the assets of the Company.

CONVERSION

     The Series C Preferred Shares represented by Depositary Shares are not convertible into or exchangeable for any other property or securities of the Company at the option of the holder.

RESTRICTIONS ON TRANSFER; OWNERSHIP LIMITS

     For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer 'individuals' during the last half of a full taxable year or during a proportionate part of a shorter taxable year. Under the constructive ownership provisions of the Code, stock owned by an entity, including a corporation, life insurance company, mutual fund or pension trust, is treated as owned by the ultimate individual beneficial owners of the entity. Because the Company intends to maintain its qualification as a REIT, the Company's Charter contains certain restrictions on the ownership and transfer of capital stock, including the Series C Preferred Shares represented by Depositary Shares, intended to assist the Company in complying with these requirements. For a complete description of these restrictions, see 'Common Stock--Restrictions on Transfer' in the accompanying Prospectus.

     Subject to certain exceptions specified in the Company's Charter, no holder may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than 5% of any class or series of Preferred Stock. The Board of Directors of the Company has waived this restriction with respect to the acquisition of Series C Preferred Shares for a holder who is not an 'individual' within the meaning of Section 542(a)(2) of the Code, so long as, through such holder's ownership of such Series C Preferred Shares, no 'individual' would be considered the beneficial owner of more than 5% of the

Series C Preferred Shares. If a holder were to acquire more than 5% of the Series C Preferred Shares and such holder did not meet the criteria set forth in the preceding sentence, such holder's shares of Series C Preferred Shares would be subject to the provisions in the Charter relating to a violation of the ownership limits as described in the accompanying Prospectus under the caption 'Description of Common Stock--Restrictions on Transfer--Violation of Ownership Limits.'

     In order to assist the Company in qualifying as a 'domestically controlled REIT,' the Company's Charter contains certain provisions generally preventing foreign investors (other than SC-USREALTY and its affiliates) from acquiring additional shares of the Company's capital stock if, as a result of such acquisition, the Company would fail to qualify as a 'domestically controlled REIT.' Accordingly, an acquisition of the Company's capital stock (including the Series C Preferred Shares) would not likely be a suitable investment for non-U.S. shareholders other than SC-USREALTY. See 'Risk Factors-- Special Considerations for Foreign Investors.'

BOOK-ENTRY ONLY SYSTEM

     The Depositary Shares will be issued in book-entry form, meaning that beneficial owners of the Depositary Shares will not receive physical delivery of depositary receipts or certificates evidencing their ownership interests in the Depositary Shares except in the event the book-entry system for the Depositary Shares is discontinued. The Depository Trust Company ('DTC'), New York, New York will act as securities depository for the Depositary Shares. The Depositary Shares will be issued as fully-registered securities registered in the name of Cede & Co., as DTC's nominee. One fully-registered depositary receipt will be issued for the Depositary Shares, in the aggregate number of Depositary Shares issued, and will be deposited with DTC.

     DTC is a limited purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code and a 'clearing agency' registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants ('Participants') deposit with it. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ('Indirect Participants'). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Depositary Shares under the DTC system must be made by or through Direct Participants, which will receive a credit for the Depositary Shares on DTC's records. The ownership interest of each actual purchaser of each Depositary Share (a 'Beneficial Owner') is in turn to be recorded on the Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Depositary Shares are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners.

     The deposit of Depositary Shares with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Depositary Shares; DTC's records reflect only the identity of the Participants to whose accounts such Depositary Shares are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

     Redemption notices shall be sent to DTC. If fewer than all of the Depositary Shares within an issue are being redeemed. DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

     Neither DTC nor Cede & Co. will consent or vote with respect to Depositary Shares. Under its usual procedures, DTC would mail an Omnibus Proxy to the issuer of securities deposited with it as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Dividend and redemption payments on the Depositary Shares will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit Direct Participants' accounts upon its receipt of funds and corresponding detail information from the issuer of the securities or its agent on the payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in 'street name,' and will be the responsibility of such Participants and not of DTC, the issuer or the issuer's agent, subject to any statutory or regulatory requirements as may be in effect from time to time. Remittance of dividend and redemption payments to Cede & Co. is the responsibility of the issuer or agent, disbursement of such payments to Direct Participants is the responsibility of Cede & Co., and disbursement of such payments to the Beneficial Owners is the responsibility of the Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depository with respect to the Depositary Shares at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depository is not obtained, depositary receipts representing the Depositary Shares are required to be printed and delivered.

     The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, depositary receipts representing the Depositary Shares will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company does not take responsibility for the accuracy thereof.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain federal income tax considerations pertaining to the acquisition, ownership and disposition of Depositary Shares. This discussion is general in nature and not exhaustive of all possible tax considerations, nor does the discussion address any state, local or foreign tax considerations. The discussion is based on current law and does not purport to deal with all aspects of federal income taxation that may be relevant to a prospective shareholder in light of its particular circumstance or to certain types of shareholders (including insurance companies, financial institutions, broker-dealers, tax exempt investors, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. The Company has not requested and will not request a ruling from the Internal Revenue Service (the 'Service') with respect to any of the federal income tax issues discussed below. This Prospectus Supplement does not address the taxation of the Company or the impact on the Company of its election to be taxed as a REIT. Such matters are addressed in the accompanying Prospectus under the captions 'Federal Income Tax Considerations--Taxation of the Company,' '--Recent Legislation' and '--Other Tax Considerations.' Prospective investors should consult, and must depend on, their own tax advisors regarding the federal, state, local, foreign and other tax consequences of holding and disposing of Depositary Shares.

TAXATION OF HOLDERS OF DEPOSITARY SHARES

     General. Owners of Depositary Shares will be treated for federal income tax purposes as if they were owners of the Series C Preferred Shares represented by such Depositary Shares. Accordingly, such owners will be entitled to take into account, for federal income tax purposes, income and deductions to which they would be entitled if they were direct holders of Series C Preferred Shares. In addition, (i) no gain or loss will be recognized for federal income tax purposes upon the withdrawal of certificates evidencing Series C Preferred Shares in exchange for depositary receipts, (ii) the tax basis of each share of Series C Preferred Shares to an exchanging owner of Depositary Shares will, upon such exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged therefor, and (iii) the holding period for Series C Preferred Shares in the hands of an exchanging owner of Depositary Shares will include the period during which such person owned such Depositary Shares. For a discussion of the withdrawal of Series C Preferred Shares generally, see 'Description of Depositary Shares--Withdrawal of Stock' in the accompanying Prospectus.

     Dividends and Other Distributions; Backup Withholding. For a discussion of the taxation of the Company, the treatment of dividends and other distributions with respect to shares of the Company, and the backup withholding rules, see the captions 'Federal Income Tax Considerations--Taxation of the Company' and '--Taxation of Holders of Common Stock' in the accompanying Prospectus. In determining the extent to which a distribution on the Depositary Shares constitutes a dividend for tax purposes, the earnings and profits of the Company will be allocated, on a pro rata basis, first to distributions with respect to the Series A, Series B and Series C Preferred Shares represented by Depositary Shares and then to the Common Stock. In the event that the Company designates any portion of a dividend as a 'capital gain dividend,' a holder's share of such capital gain dividend would be an amount which bears the same ratio to the total amount of dividends paid to such holder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends paid on all classes of shares for the year.

     Sale or Exchange of Depositary Shares. Upon the sale or exchange of Depositary Shares to a party other than the Company, a holder of Depositary Shares will realize a capital gain or loss measured by the difference between the amount realized on the sale or other disposition and the holder's adjusted tax basis in the Depositary Shares (provided the Depositary Shares are held as a capital asset). Under the Taxpayer Relief Act of 1997, net capital gain (i.e., generally capital gain in excess of capital loss) recognized by an individual upon the sale of capital assets held for more than 18 months generally will be subject to tax at a rate not to exceed 20%. Net capital gain recognized by an individual from the sale of capital assets held for more than 12 months but for not more than 18 months will continue to be subject to tax at a rate not to exceed 28%. Capital gain recognized from the sale of a capital asset held for 12 months or less will continue to be subject to tax at ordinary income rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the oridinary income tax rates applicable to corporations. Any loss on a sale of Depositary Shares which were held by the holder for six months or less and with respect to which capital gain dividends were received will be treated as a capital loss attributable to an asset held for more than 12 months, up to the amount of the capital gain dividend received with respect to such shares.

     Redemption of Depositary Shares. Whenever the Company redeems any Series C Preferred Shares held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Series C Preferred Stock so redeemed. The treatment to a holder of Depositary Shares accorded to any redemption by the Company (as distinguished from a sale, exchange or other disposition) of Series C Preferred Shares held by the Depositary and corresponding redemption of Depositary Shares can only be determined on the basis of particular facts as to each holder of Depositary Shares at the time of redemption. In general, a holder of Depositary Shares will recognize capital gain measured by the excess of the amount received by the holder upon the redemption over such holder's adjusted tax basis in the Depositary Shares redeemed (provided the

Depositary Shares are held as a capital asset) if such redemption (i) results in a 'complete termination' of the holder's interest in all classes of stock of the Company under Section 302(b)(3) of the Code, or (ii) is 'not essentially equivalent to a dividend' with respect to the holder under Section 302(b)(1) of the Code. In applying these tests, there must be taken into account not only any Depositary Shares owned by the holder, but also such holder's ownership of Common Stock, other series of stock and any other options (including stock purchase rights) to acquire any of the foregoing. The holder also must take into account any such securities (including options) which are considered to be owned by such holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code.

     If  a   particular   holder  of   Depositary   Shares  owns   (actually  or
constructively) no shares of Common Stock of the Company or an insubstantial percentage of the outstanding shares of Common Stock of the Company, based upon current law, it is probable that the redemption of Depositary Shares from such a Holder would be considered 'not essentially equivalent to a dividend.' However, whether a distribution is 'not essentially equivalent to a dividend' depends on all of the facts and circumstances, and a holder intending to rely on any of these tests at the time of redemption should consult its own tax adviser to determine their application to its particular situation.

     If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from the Depositary Shares will be treated as a distribution on the Depositary Shares as described under 'Federal Income Tax Considerations--Taxation of Holder's of Common Stock' in the accompanying Prospectus. If the redemption is taxed as a dividend, the Depositary Holder's adjusted tax basis in the Depositary Shares will be transferred to any other stockholdings of the holder in the Company. If the holder owns no other stockholdings in the Company, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

SPECIAL CONSIDERATIONS FOR NON-U.S. SHAREHOLDERS

     There are several special considerations for prospective purchasers of Depositary Shares who would be non-U.S. shareholders (persons other than (i) citizens or residents of the United States, (ii) corporations, partnerships or other entities created or organized under the laws of the United States or any political subdivision thereof, and (iii) estates or trusts the income of which is subject to United States federal income taxation regardless of its source). See also 'Federal Income Tax Considerations--Taxation of Holder's of Common Stock--Taxation of Non-U.S. Shareholders' and 'Description of Common Stock--Restrictions on Transfer' in the accompanying Prospectus.

     A non-U.S. shareholder will be subject to tax under the Foreign Investment in Real Property Tax Act ('FIRPTA') on the gain attributable to a disposition of Depositary Shares if the Company does not qualify as a 'domestically controlled REIT.' The Company will qualify as a 'domestically controlled REIT' with respect to a sale by a Non-U.S. Shareholder only if throughout the five year period ending on the date of the sale, less than 50%, by value, of the Company's outstanding stock is owned by non-U.S. shareholders. As of September 30, 1997, SC-USREALTY, a Luxembourg corporation, owned approximately 42.6% of the outstanding Common Stock (38.2% on a fully diluted basis). In the event that SC-REALTY and other shareholders of the Company who are non-U.S. shareholders either currently, or at any time in the future, collectively own 50% or more of the Company's stock, the Company would fail to qualify as a 'domestically controlled REIT.' The Company does not have knowledge that there currently are other non-U.S. shareholders that, when considered with SC-REALTY, would cause the Company to fail the 50% test, but the vast majority of the Company's shares are held in 'street name' and thus the Company is unable to advise a prospective non-U.S. shareholder that the Company in fact qualifies as a 'domestically controlled REIT.'

     Even if the Company were not a 'domestically controlled REIT,' a non-U.S. shareholder that holds Depositary Shares will not be subject to tax under FIRPTA provided that (i) the Depositary Shares are 'regularly traded' (as defined by the applicable Treasury Regulations) on an established securities market, and
(ii) such non-U.S. shareholder owned 5% or less of the value of the Depositary Shares, throughout the five-year period ending on the date of sale. The Company intends to file an application to list the Depositary Shares on the New York Stock Exchange, although there can be no assurance that the Depositary Shares will be approved for listing.

     If the gain on the disposition of the Depositary Shares were to be subject to tax under FIRPTA, a non-U.S. shareholder would be subject to the same tax treatment as domestic shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the Depositary Shares would be required to withhold and remit to the Service 10% of the consideration paid for such Depositary Shares.

                                 LEGAL MATTERS

     The validity of the issuance of the Series C Preferred Shares represented by Depositary Shares offered pursuant to this Prospectus Supplement will be passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C. Certain legal matters will be passed upon for the Underwriters by Rogers & Wells, New York, New York.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to Goldman, Sachs & Co., Legg Mason Wood Walker, Incorporated, J.P. Morgan Securities Inc., PaineWebber Incorporated, Prudential Securities Incorporated and Smith Barney Inc., as representatives (the 'Representatives') of the Underwriters named below, and each of the Underwriters has severally agreed to purchase from the Company, the respective number of Depositary Shares set forth opposite its name below:

                                                                                  NUMBER OF
                                                                                  DEPOSITARY
                                  UNDERWRITER                                       SHARES
-------------------------------------------------------------------------------   ----------
Goldman, Sachs & Co............................................................      780,000
Legg Mason Wood Walker, Incorporated...........................................      777,000
J.P. Morgan Securities Inc.....................................................      777,000
PaineWebber Incorporated.......................................................      777,000
Prudential Securities Incorporated.............................................      777,000
Smith Barney Inc...............................................................      777,000
BT Alex. Brown Incorporated....................................................       75,000
Donaldson, Lufkin & Jenrette Securities Corporation............................       75,000
EVEREN Securities, Inc.........................................................       75,000
Oppenheimer & Co., Inc.........................................................       75,000
Wheat First Butcher Singer.....................................................       75,000
J.C. Bradford & Co.............................................................       40,000
Cowen & Company................................................................       40,000
Crowell, Weedon & Co...........................................................       40,000
Dain Bosworth Incorporated.....................................................       40,000
Fahnestock & Co. Inc...........................................................       40,000
J.J.B. Hilliard, W.L. Lyons, Inc...............................................       40,000
Interstate/Johnson Lane Corporation............................................       40,000
Johnston, Lemon & Co. Incorporated.............................................       40,000
Lafayette Investments, Inc.....................................................       40,000
McDonald & Company Securities, Inc.............................................       40,000
McGinn, Smith & Co., Inc.......................................................       40,000
Morgan Keegan & Company, Inc...................................................       40,000
The Ohio Company...............................................................       40,000
Piper Jaffray Inc..............................................................       40,000
Principal Financial Securities, Inc............................................       40,000
Rauscher Pierce Refsnes, Inc...................................................       40,000
Raymond James & Associates, Inc................................................       40,000
The Robinson-Humphrey Company, LLC.............................................       40,000
Roney & Co., L.L.C.............................................................       40,000
Sutro & Co. Incorporated.......................................................       40,000
Trilon International Inc.......................................................       40,000
Tucker Anthony Incorporated....................................................       40,000
U.S. Clearing Corp.............................................................       40,000
Wedbush Morgan Securities Inc..................................................       40,000
                                                                                  ----------
     Total.....................................................................    6,000,000
                                                                                  ----------
                                                                                  ----------

     Under  the  terms  and  conditions  of  the  Underwriting  Agreement,   the
Underwriters are committed to take and pay for all of the Depositary Shares, if any are taken.

     The Underwriters propose to offer the Depositary Shares in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain securities dealers at such price less a concession of $.50 per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $.40 per share to certain brokers and dealers. After the Depositary Shares are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

     The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus Supplement to purchase up to an aggregate of 900,000 additional Depositary Shares solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of Depositary Shares to be purchased by each of them, as shown in the foregoing table, bears to the 6,000,000 Depositary Shares offered by this Prospectus Supplement.

     Prior to the Offering, there has been no public market for the Depositary Shares. The Company intends to file an application to list the Depositary Shares on the New York Stock Exchange, although there can be no assurance that the Depositary Shares will be approved for listing.

     In the ordinary course of their respective businesses, certain of the Underwriters and their affiliates have provided, and may in the future provide, commercial banking, investment banking, fiduciary and other services to the Company. In addition, Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Securities Inc., is the agent for the banks and a lender under the Company's unsecured line of credit with groups of banks. The entire net proceeds from this offering of the Depositary Shares may be used to repay Morgan Guaranty Trust Company of New York, as agent, for a portion of the outstanding borrowings of the Company. Since the amount to be repaid to Morgan Guaranty Trust Company of New York, as agent, exceeds 10% of the net proceeds from the sale of the Depositary Shares, the offering is being made pursuant to the provisions of Rules 2710(c)(8) and 2720(c)(3)(C) of the National Association of Securities Dealers, Inc. See 'Use of Proceeds.'

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     In connection with the Offering, the Underwriters may purchase and sell the Depositary Shares in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the Offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Depositary Shares; and syndicate short positions involve the sale by the Underwriters of a greater number of securities than they are required to purchase from the Company in this offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in this offering for their account may be reclaimed by the syndicate if such Depositary Shares are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Depositary Shares, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

PROSPECTUS

                                 $1,000,000,000

                         CARRAMERICA REALTY CORPORATION
                DEBT SECURITIES, PREFERRED STOCK, COMMON STOCK,
                  COMMON STOCK WARRANTS AND DEPOSITARY SHARES

     CarrAmerica Realty Corporation (the 'Company') may from time to time offer in one or more series its (i) unsecured debt securities ('Debt Securities'),
(ii) preferred stock ('Preferred Stock'), (iii) common stock, par value $0.01 per share ('Common Stock'), (iv) warrants exercisable for Common Stock ('Common Stock Warrants'), and (v) shares of Preferred Stock represented by depositary shares ('Depositary Shares') with an aggregate public offering price of up to $1,000,000,000 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Debt Securities, Preferred Stock, Common Stock, Common Stock Warrants and Depositary Shares (collectively, the 'Securities') may be offered, separately or together, in separate series, in amounts, at prices and on terms to be described in one or more supplements to this Prospectus (each a 'Prospectus Supplement').

     The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, any terms for redemption at the option of the Company or repayment at the option of the holder, any terms for any sinking fund payments, any terms for conversion into Preferred Stock or Common Stock of the Company, covenants and any public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any public offering price; (iii) in the case of Common Stock, any public offering price; (iv) in the case of Common Stock Warrants, the specific title and aggregate number, the issue price and the exercise price; and
(v) in the case of Depositary Shares, the fractional shares of Preferred Stock represented by each such Depositary Share. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust for federal income tax purposes.

     The applicable Prospectus Supplement also will contain information, where applicable, about certain U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

     The Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See 'Plan of Distribution.' No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

     SEE 'RISK FACTORS' BEGINNING ON PAGE 3 FOR CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE SECURITIES.
                          ---------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS OCTOBER 30, 1997.

                                  THE COMPANY

     The Company is a publicly-traded real estate investment trust (a 'REIT') that focuses primarily on the acquisition, development, ownership and operation of office properties in select suburban markets across the United States.

     The Company is a Maryland corporation that was formed in July 1992. The principal executive offices of the Company are located at 1700 Pennsylvania Avenue, Washington, D.C. 20006, and its telephone number is (202) 624-7500.

                                  RISK FACTORS

     Prospective investors should carefully consider, among other factors, the matters described below.

REAL ESTATE INVESTMENT RISKS

     General. Investments in real property are subject to varying degrees of risk. The yields available from equity investments in real estate and the Company's ability to service debt will depend in large part on the amount of income generated, expenses incurred and capital expenditures required by its real property investments. The Company's income from office properties may be adversely affected by a number of factors, including the general economic climate and local real estate conditions, an over-supply of, or a reduction in demand for, office space in the areas where its properties are located and the attractiveness of the properties to prospective tenants. Income from properties and real estate values also are affected by such factors as the cost of compliance with government regulation, including zoning and tax laws and the potential for liability under applicable laws. Certain significant expenditures associated with each equity investment by the Company in a property (such as operating expenses and capital expenditures costs) may not be reduced when circumstances cause a reduction in income from the property.

     Renewal of Leases and Reletting of Space. The Company is subject to the risks that upon expiration of leases for space located at its properties, the space may not be relet or, if relet, the terms of the renewal or reletting (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. Although the Company has established an annual budget for renovation and reletting costs that it believes is reasonable in light of each property's situation, no assurance can be given that this budget will be sufficient to cover these costs. If the Company is unable promptly to relet or renew leases for all or substantially all of the space at its properties, if the rental rates upon such renewal or reletting are significantly lower than expected, or if the Company's reserves for these purposes prove inadequate, then the Company's cash provided by operating activities and ability to make expected distributions to stockholders or debt service payments may be adversely affected.

     Possible Environmental Liabilities. Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up certain hazardous substances released at the property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by such parties in connection with the contamination. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. The owner or operator of a site may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site. The Company has not been notified by any governmental authority of any material non-compliance, liability or other claim in connection with any of its properties, and the Company is not aware of any other material environmental condition with respect to any of its properties. No assurance, however, can be given that no prior owner created any material environmental condition not known to the Company, that no material environmental condition with respect to any property has occurred during the Company's ownership thereof, or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in imposition of environmental liability against the Company.

REAL ESTATE FINANCING RISKS

     Debt Financing. The Company is subject to the risks associated with debt financing, including the risk that the cash provided by the Company's operating activities will be insufficient to meet required payments of principal and interest, the risk of rising interest rates on the Company's floating rate debt that is not hedged, the risk that the Company will not be able to repay or refinance existing indebtedness (which generally will not have been fully amortized at maturity) or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. In the event the Company is unable to secure refinancing of such indebtedness on acceptable terms, the Company might be forced to dispose of properties upon disadvantageous terms, which might result in losses to the Company, or to obtain financing at unfavorable terms, either of which might adversely affect the cash flow available for distribution to stockholders or meet debt service obligations. In addition, if a property or properties are mortgaged to secure payment of indebtedness and the Company is unable to meet required mortgage payments, the mortgage securing the property could be foreclosed upon by, or the property could be otherwise transferred to, the mortgagee with a consequent loss of income and asset value to the Company.

     Degree of Leverage. At September 30, 1997, on a consolidated basis, the Company's total indebtedness was approximately $903 million and the ratio of its total indebtedness to total assets (excluding intangibles) was 36.5%. The degree to which the Company is leveraged could have important consequences to holders of the Securities, including affecting the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, development or other general corporate purposes and making the Company more vulnerable to a downturn in its business or the economy generally.

ACQUISITION AND DEVELOPMENT RISKS

     The Company intends to continue acquiring and developing office properties in markets where it believes that such acquisition or development is consistent with the business strategies of the Company. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that judgments with respect to the costs of improvements to bring an acquired property up to standards established for the market position intended for that property will prove inaccurate, as well as general investment risks associated with any new real estate investment. See '--Real Estate Investment Risks' above. New office development also is subject to a number of risks, including, but not limited to, construction delays or cost overruns that may increase project costs, financing risks as described above, the failure to meet anticipated occupancy or rent levels, failure to receive required zoning, occupancy and other governmental permits and authorizations and changes in applicable zoning and land use laws, which may result in the incurrence of development costs in connection with projects that are not pursued to completion. In addition, because the Company must distribute 95% of its taxable income in order to maintain its qualification as a REIT, the Company anticipates that new acquisitions and developments will be financed primarily through periodic equity and debt offerings, lines of credit or other forms of secured or unsecured financing. If permanent debt or equity financing is not available on acceptable terms, further acquisitions or development activities may be curtailed or cash available for distribution to stockholders or to meet debt service obligations may be adversely affected.

CHANGE IN BUSINESS STRATEGY; RISKS ASSOCIATED WITH THE ACQUISITION OF SUBSTANTIAL NEW PROPERTIES

     In 1996, the Company shifted its emphasis from downtown Washington, D.C. properties toward a more national business strategy, focusing primarily on office properties in suburban growth markets across the United States. This change represents a significant shift in the business strategy of the Company. Although the Board believes that such a shift in strategy was warranted in light of the opportunities available to the Company, there is no assurance that the Company's efforts to implement its national business strategy will continue to be successful. Consistent with the Company's strategy of acquiring office properties in suburban growth markets, the Company significantly expanded its portfolio of office properties in 1996 and has continued to do so in 1997. These properties have a relatively short operating history under the Company's management and they may have characteristics or deficiencies unknown to the Company affecting their valuation or revenue potential.

SUBSTANTIAL OWNERSHIP OF COMMON STOCK

     As of September 30, 1997, Security Capital Holdings S.A., a wholly owned subsidiary of Security Capital U.S. Realty (collectively 'SC-USREALTY'), owned 42.6% of the outstanding shares of the Company's Common Stock (38.2% of the Common Stock on a fully-diluted basis), and SC-USREALTY has the right to nominate a proportionate number of the directors of the Board based upon its ownership of stock on a fully-diluted basis, rounded down to the nearest whole number (but in no event more than 40% of the directors). As a result, SC-USREALTY is the largest single stockholder of the Company, while no other stockholder is permitted to own more than 5% of the Company's Common Stock, subject to certain exceptions set forth in the Articles of Incorporation or approved by the Board. Although certain standstill provisions preclude
SC-USREALTY from increasing its percentage interest in the Company above 45% until at least April 30, 2001 (subject to certain exceptions) and the Articles of Incorporation preclude it from increasing such percentage interest thereafter, and SC-USREALTY agreed to certain limitations on its voting rights with respect to its shares of Common Stock, SC-USREALTY nonetheless has a substantial influence over the affairs of the Company. This concentration of ownership in one stockholder could potentially be disadvantageous to other stockholders' interests. In addition, so long as SC-USREALTY owns at least 25% of the outstanding Common Stock of the Company on a fully diluted basis, SC-USREALTY will be entitled (except in certain limited circumstances), upon compliance with certain specified conditions, to a participation right to purchase or subscribe for, either as part of such issuance or in a concurrent issuance, a total number of shares of Common Stock or Preferred Stock, as the case may be, equal to up to 30% (or 35% in certain circumstances) of the total number of shares or of Common Stock or Preferred Stock, as applicable, proposed to be issued by the Company.

LIMITATIONS ON CORPORATE ACTIONS

     In conjunction with the transaction in which SC-USREALTY acquired its initial interest in the Company (the 'SC-USREALTY Transaction'), the Company agreed to certain limitations on its operations, including restrictions relating to incurrence of additional indebtedness, retention of third-party managers for the Company's properties, investments in properties other than office buildings, issuances of limited partnership interests ('CRLP Units') of Carr Realty, L.P., a partnership that owns certain of the Company's properties, and certain other matters. The Company may take actions relating to these matters only with the consent of SC-USREALTY. In addition, the Company is contractually obligated to abide by certain limitations on the amount of assets that it owns indirectly through other entities and the manner in which it conducts its business (including the types of assets that it can acquire and own and the manner in which such assets are operated). The Company also is obligated to use reasonable efforts to effect all dispositions of assets in transactions that are tax-free exchanges and do not generate 'capital gain dividends' to stockholders of the Company. These limitations (which generally were designed to address special use tax considerations to foreign corporations applicable to SC-USREALTY under the Internal Revenue Code) limit the flexibility of the Company to structure transactions that might otherwise be advantageous to the Company, and may impair the Company's ability to conduct its business in the future.

CONFLICTS OF INTEREST

     Certain members of the Company's board of directors (the 'Board') and officers of the Company own CRLP Units and, thus, may have interests that conflict with stockholders with respect to business decisions affecting the Company and Carr Realty, L.P. In particular, a holder of CRLP Units may suffer different and/or more adverse tax consequences than the Company upon the sale or refinancing of some of the properties owned by Carr Realty, L.P. as a result of unrealized gain attributable to certain properties. These CRLP Unit holders and the Company, therefore, may have different objectives regarding the appropriate pricing and timing of a sale or refinancing of properties. Although the Company, as the sole general partner of Carr Realty, L.P., has the exclusive authority to determine whether and on what terms to sell or refinance an individual property, these CRLP Unit holders might seek to influence the Company not to sell or refinance a property, even though such sale might otherwise be financially advantageous to the Company, or may seek to influence the Company to refinance a property with a higher level of debt than would be in the best interests of the Company. Although the Company believes that the change in 1996 in its operational structure from an 'UPREIT' to a 'DownREIT' has and should continue to reduce, over time, these potential conflicts of interest, assets will continue to be owned by Carr Realty, L.P., diminishing the effects of this structural modification.

MANAGEMENT, LEASING AND BROKERAGE RISKS

     The Company is subject to the risks associated with the property management, leasing and brokerage businesses. These risks include the risk that management contracts or service agreements with third-party owners will be lost to competitors, that a property will be sold and the Company will lose the contract, that contracts will not be renewed upon expiration or will not be renewed on terms consistent with current terms and that leasing and brokerage activity generally may decline. Each of these developments could adversely affect the ability of the Company to make expected distributions to stockholders or debt service payments.

LACK OF VOTING CONTROL OF OPERATING SUBSIDIARIES; OTHER SPECIAL CONSIDERATIONS RELATED TO OMNIOFFICES

     The Company does not have voting control of Carr Real Estate Services, Inc. ('Carr Services, Inc.'), CarrAmerica Development & Construction, Inc. ('CarrAmerica Development & Construction') or OmniOffices, Inc. ('OmniOffices'), and may acquire economic interests in similarly structured companies in the future (collectively, the 'Operating Subsidiaries'). Carr Services, Inc., which conducts primarily fee-based management and leasing, has capital stock which is divided into two classes: voting common stock, approximately 92% and 8% of which is held by The Oliver Carr Company ('OCCO') and Carr Realty, L.P., respectively; and nonvoting common stock, approximately 95% and 5% of which is held by Carr Realty, L.P. and OCCO, respectively. OCCO, as the holder of 92% of the voting common stock, has the ability to elect the board of directors of Carr Services, Inc. CarrAmerica Development & Construction, which conducts primarily fee-based development, has capital stock which is divided into two classes: voting common stock, 99% and 1% of which is held by OCCO and the Company, respectively; and nonvoting common stock, 96% and 4% of which is held by the Company and OCCO, respectively. OCCO, as the holder of 99% of the voting common stock, has the ability to elect the board of directors of CarrAmerica Development & Construction. Oliver T. Carr, Jr., who is Chairman of the Board and a significant stockholder of the Company, beneficially owns a majority of the voting stock of OCCO, which controls the election of directors of Carr Services, Inc. and CarrAmerica Development & Construction. OmniOffices, which provides executive office suites to commercial customers, has capital stock that is divided into two classes: voting common stock and nonvoting common stock. The voting stock is owned 17% by OCCO, 35% by SC-USREALTY and 48% by an entity owned by the Company's six current executive officers. The nonvoting common stock is owned entirely by the Company. The holders of the voting common stock control the ability to elect the directors of OmniOffices.

     Although neither the right of Carr Realty, L.P. or the Company, as applicable, to receive distributions with respect to its equity interest in each Operating Subsidiary nor the terms of the promissory notes made by such Operating Subsidiary and held by Carr Realty, L.P. or the Company, as applicable, can be changed by the holder of the majority of the voting common stock of such Operating Subsidiary, the Company will not be able to elect directors of each of the Operating Subsidiaries, and its ability to influence the day-to-day decisions of each Operating Subsidiary is limited. As a result, the board of directors and management of each Operating Subsidiary may implement business policies or decisions that might not have been implemented by persons elected by the Company and that are adverse to the interests of the Company or that lead to adverse financial results, which could adversely impact the Company's operating income and funds from operations. Further, none of the Operating Subsidiaries is a public company, and there is no market for the equity securities held by the Company in any Operating Subsidiary. Consequently, the Company has no ready ability to liquidate its holdings in any Operating Subsidiary.

     In addition, the provisions in the Code prohibit the Company from having an investment in any of the Operating Subsidiaries that has a value that exceeds 5% of the overall value of the Company's assets, before debt. This limitation could adversely affect the ability of OmniOffices to grow its business without either jeopardizing the Company's REIT qualification or, alternatively, bringing into OmniOffices additional investors.

     It is possible that the Company could elect in the future to dispose of part or all of its equity interest in OmniOffices, including through a distribution of the stock of OmniOffices to the Company's stockholders; however, no such intention presently exists, and the Company is subject to certain contractual restrictions with SC-USREALTY that could preclude or restrict such a distribution or other disposition. In addition, the income from such a disposition would not qualify for purposes of the 75% gross income test applicable to REITs (see 'Federal Income Tax Considerations--Taxation of the Company--Income Tests'), which could limit the ability of the Company to dispose of all of its interest in OmniOffices (through a distribution to stockholders or otherwise) in a single transaction. Finally, because of tax-related considerations specific to SC-USREALTY and its indirect interest in OmniOffices through the Company, OmniOffices has agreed to conduct its business subject to certain constraints, even though these constraints may have the effect of precluding OmniOffices from undertaking transactions that would have been in the best interests of its other shareholders, including the Company.

CHANGES IN POLICIES

     The major policies of the Company, including its policies with respect to development, acquisitions, financing, growth, operations, debt capitalization and distributions, are determined by its Board. The Board may amend or revise these and other policies from time to time without a vote of the stockholders of the Company. A change in these policies could adversely affect the Company's financial condition, results of operations, funds available for distributions to stockholders, debt service or the market price of the Securities. The Company cannot change its policy of seeking to maintain its qualification as a REIT without the approval of the holders of a majority of the Common Stock.

CERTAIN TAX RISKS

     Tax Liabilities as a Consequence of the Failure to Qualify as a REIT. The Company believes that it has operated so as to qualify and has qualified as a REIT under the Internal Revenue Code of 1986, as amended (the 'Code'), commencing with its taxable year ended December 31, 1993, and intends to continue to so operate. No assurance, however, can be given that the Company has so qualified or will be able to remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions as to which there are only limited judicial and administrative interpretations. Certain facts and circumstances that may be wholly or partially beyond the Company's control may affect its ability to qualify or to continue to qualify as a REIT. In addition, no assurance can be given that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the Company's qualification as a REIT or the federal income consequences of such qualification to the Company. If the Company fails to qualify as a REIT, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates and it will not be entitled to a deduction for dividends paid to its stockholders. In addition, unless entitled to relief under certain statutory provisions, the Company would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax incurred in such event would significantly reduce the cash flow available for distribution to shareholders and to meet debt service obligations. See 'Federal Income Tax Considerations--Taxation of the Company.'

     REIT Distribution Requirements and Potential Impact of Borrowings. To obtain the favorable tax treatment associated with qualifying as a REIT under the Code, the Company generally is required each year to distribute to its shareholders at least 95% of its real estate investment trust taxable income. See 'Federal Income Tax Considerations--Taxation of the Company (Annual Distribution Requirements).' In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its real estate investment trust taxable income from prior years that is not deemed to have been distributed under the Code. Differences in timing between the receipt of income, the payment of expenses and the inclusion of such income and the deduction of such expenses in arriving at taxable income (of the Company or its subsidiaries), or the effect of nondeductible capital expenditures, the creation of reserves or required debt or amortization payments, could require the Company, directly or through its subsidiaries, to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. In such instances, the Company might need to borrow funds in order to avoid adverse tax consequences even if management believed that then prevailing market conditions were not generally favorable for such borrowings.

     Other Tax Liabilities. Even if the Company qualifies as a REIT, the Company and certain of its subsidiaries will be subject to certain federal, state and local taxes on its income and property. See 'Federal Income Tax
Considerations--Taxation of the Company and Other Tax Considerations.'

SPECIAL CONSIDERATIONS FOR FOREIGN INVESTORS

     In order to assist the Company in qualifying as a 'domestically controlled REIT,' the Company's Articles of Incorporation, as amended (the 'Articles of Incorporation') contain certain provisions generally preventing foreign investors (other than SC-USREALTY and its affiliates) from acquiring additional shares of the Company's capital stock if, as a result of such acquisition, the Company would fail to qualify as a 'domestically controlled REIT.' See 'Federal Income Tax Considerations--Taxation of Holders of Common Stock--Taxation of Non-U.S. Shareholders.' Accordingly, an acquisition of the Company's capital stock would not likely be a suitable investment for non-U.S. shareholders other than SC-USREALTY. See 'Description of Common Stock--Restrictions on Transfer.'

PRICE FLUCTUATIONS OF THE COMMON STOCK AND TRADING VOLUME;
SHARES AVAILABLE FOR FUTURE SALE

     A number of factors may adversely influence the price of the Company's Common Stock in the public markets, many of which are beyond the control of the Company. These factors include possible increases in market interest rates, which may lead purchasers of Common Stock to demand a higher annual yield from distributions by the Company in relation to the price paid for Common Stock, the relatively low daily trading volume of REITs in general, including the Common Stock, and any inability of the Company to invest the proceeds of a future offering of Securities in a manner that will increase earnings per share. Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for shares. The Company also may issue shares of Common Stock upon redemption of Units issued in connection with the formation of the Company and subsequent acquisitions. In addition, as of September 30, 1997, [4,416,900] shares of Common Stock of the Company were reserved for issuance pursuant to stock and unit options, and more shares may be reserved for such purpose in the future. These shares will be available for sale in the public markets from time to time pursuant to exemptions from registration requirements or upon registration. In connection with the SC-USREALTY Transaction, the Company granted SC-USREALTY the right to require the Company to file, at any time requested by SC-USREALTY, a registration statement under the Securities Act of 1933 covering all or any of the shares of Common Stock acquired by SC-USREALTY. No prediction can be made about the effect that future sales of Common Stock will have on the market prices of shares.

POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES

     In order to assist the Company in maintaining its qualification as a REIT, the Articles of Incorporation contain certain provisions generally limiting the ownership of shares of capital stock by any single shareholder to 5% of the outstanding Common Stock and/or 5% of any class or series of Preferred Stock (with exceptions for persons who received more than 5% of the equity of the Company pursuant to the contribution of assets to the Company in connection with the initial public offering of the

Company and SC-USREALTY and its affiliates). The Board could waive this restriction if it were satisfied that ownership in excess of the above ownership limit would not jeopardize the Company's status as a REIT and the Board otherwise decided such action would be in the best interests of the Company. Capital stock acquired or transferred in breach of the limitation will be automatically transferred to a trust for the benefit of a designated charitable beneficiary. See 'Description of Common Stock--Restrictions on Transfer' for additional information regarding the limits on ownership of shares of capital stock.

RESTRICTIONS ON ACQUISITION AND CHANGE IN CONTROL

     Various provisions of the Articles of Incorporation restrict the possibility for acquisition or change in control of the Company, even if such acquisition or change in control were in the stockholders' interest, including the Ownership Limits (as defined herein), the staggered terms of the Company's directors and the ability of the Board to authorize the issuance of preferred stock without stockholder approval.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement, the net proceeds from the sale of the Securities will be used for the acquisition and development of additional office properties, as suitable opportunities arise, for the repayment of certain outstanding indebtedness at such time, for capital improvements to property and for working capital and other general corporate purposes.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The Company's ratio of earnings to fixed charges for the period from February 16, 1993 (commencement of operations) to December 31, 1993 and for the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1996 and 1997 was 1.75x, 1.81x, 1.91x, 1.74x, 1.74x and 2.01x,
respectively.

     The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income (loss) before gains from sales of property and extraordinary items plus fixed charges. Fixed charges consist of interest expense (including interest costs capitalized), the amortization of debt issuance costs and rental expense deemed to represent interest expense.

     The Company issued preferred stock in 1996 and in August 1997. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends was 1.71x for the year ended December 31, 1996 and 1.85x for the nine months ended September 30, 1997.

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which this Prospectus and any applicable Prospectus Supplement may relate. The particular terms of the Debt Securities being offered and the extent to which such general provisions may apply will be set forth in the applicable indenture or in one or more indentures supplemental thereto and described in a Prospectus Supplement relating to such Debt Securities.

GENERAL

     The Debt Securities will be direct, unsecured obligations of the Company and may be either senior Debt Securities ('Senior Securities') or subordinated Debt Securities ('Subordinated Securities'). The Debt Securities will be issued under one or more indentures (the 'Indentures'). Senior Securities and Subordinated Securities will be issued pursuant to separate indentures
(respectively, a 'Senior Indenture' and a 'Subordinated Indenture'), in each case between the Company and a trustee (a 'Trustee'). The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the 'TIA'). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures and such Debt Securities. All section references appearing herein are to sections of each Indenture unless otherwise indicated and capitalized terms used but not defined under this heading shall have the respective meanings set forth in each Indenture.

     The   indebtedness   represented  by   Subordinated   Securities   will  be
subordinated in right of payment to the prior payment in full of the Senior Debt of the Company as described under '--Subordination' below.

     Except as set forth in the applicable Indenture or in one or more indentures supplemental thereto and described in a Prospectus Supplement relating thereto, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of the Company or as established in the applicable Indenture or in one or more indentures supplemental to such Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

     It is anticipated that each Indenture will provide that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a director of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

     The Prospectus Supplement relating to any series of Debt Securities being offered will contain the specific terms thereof, including, without limitation:

          (1) The title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities;

          (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          (3) The percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

          (4) If convertible in whole or in part into Common Stock or Preferred Stock, the terms on which such Debt Securities are convertible, including the initial conversion price or rate (or method for determining the same), the portion that is convertible and the conversion period, and any applicable limitations on the ownership or transferability of the Common Stock or Preferred Stock receivable on conversion;

          (5) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

          (6) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

          (7) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (8) The place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

          (9) The period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have such an option;

          (10) The obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which or the date and dates on which the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

          (11) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (12) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

          (13) Any additions to, modifications of or deletions from the terms of such Debt Securities with respect to Events of Default or covenants set forth in the applicable Indenture;

          (14) Whether such Debt Securities will be issued in certificate or book-entry form;

          (15) Whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

          (16) The applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the applicable Indenture;

          (17) Whether and under what circumstances the Company will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; and

          (18) Any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture (Section 301).

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ('Original Issue Discount Securities'). Special federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as set forth in the applicable Indenture or in one or more indentures supplemental thereto, the applicable Indenture will not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. Restrictions on ownership and transfers of the Company's Common Stock and Preferred Stock are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See 'Description of Preferred Stock--Restrictions on Ownership' and 'Description of Common Stock--Restrictions on Transfer.' Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ('Defaulted Interest') will forthwith cease to be payable to the Holder on the applicable regular record date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the 'Special Record Date') for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Section 307).

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee. Every Debt Security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

     Neither the Company nor any Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305).

MERGER, CONSOLIDATION OR SALE

     The Company will be permitted to consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or Subsidiary at the time of such transaction, no Event of Default under the Indentures, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to each Trustee (Sections 801 and 803).

CERTAIN COVENANTS

     Existence. Except as described under '--Merger, Consolidation or Sale' above, the Company will be required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (by articles of incorporation, by-laws and statute) and franchises; provided, however, that the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities.

     Maintenance of Properties. The Company will be required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary (as defined below) to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times (Section 1007); provided, however, that the Company shall not be prevented from selling or otherwise disposing for value its properties in the ordinary course of business.

     Insurance. The Company will be required to, and will be required to cause each of its Subsidiaries to keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service (Section 1008).

     Payment of Taxes and Other Claims. The Company will be required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section
1009).

     Provision of Financial Information. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will be required, to the extent permitted under the Exchange Act, to file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Sections 13 or 15(d) if the Company were so subject (the 'Financial Information'), such documents to be filed with the Commission on or prior to the respective dates (the 'Required Filing Dates') by which the Company would have been required so to file such documents if the Company were so subject. The Company also will in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the Financial Information and
(ii) file with the Trustee copies of the Financial Information, and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1010).

ADDITIONAL COVENANTS AND/OR MODIFICATIONS TO THE COVENANTS DESCRIBED ABOVE

     Any additional covenants of the Company and/or modifications to the covenants described above with respect to any Debt Securities or series thereof, including any covenants relating to limitations on incurrence of indebtedness or other financial covenants, will be set forth in the applicable Indenture or an indenture supplemental thereto and described in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Each Indenture will provide that the following events are 'Events of Default' with respect to any series of Debt Securities issued thereunder: (i) default in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of principal of (or premium, if any,
on) any Debt Security of such series when due and payable; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance, or breach, of any other covenant or warranty of the Company contained in the applicable Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture; (v) default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or any of its Subsidiaries (including obligations under leases required to be capitalized on the balance sheet of the lessee under GAAP) representing recourse indebtedness or indebtedness guaranteed by such party in an aggregate principal amount in excess of $5,000,000, or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its Subsidiaries (including the leases) representing recourse indebtedness or indebtedness guaranteed by such party in an aggregate principal amount in excess of $5,000,000, whether the indebtedness now exists or shall hereafter be created, which default shall have resulted in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, or the obligations being accelerated, without the acceleration having been rescinded or annulled; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary (as defined below) for all or substantially all of the property of the Company or any Significant Subsidiary; and (vii) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501).

     'Significant Subsidiary' means any Subsidiary that is a 'significant subsidiary' (within the meaning of Regulation S-X promulgated under the Securities Act) of the Company.

     'Subsidiary' means a corporation, partnership or other entity a majority of the voting power of the voting equity securities or the outstanding equity interests of which are owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company. For the purposes of this definition,

'voting equity securities' means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency. The term 'Subsidiary' does not include Carr Services, Inc. or CarrAmerica Development & Construction as the Company does not own or control a majority of the outstanding voting stock of such entities.

     If an Event of Default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the Holders of not less than 25% of the principal amount of the Outstanding Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture (Section
502). Each Indenture also will provide that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

     Each Trustee will be required to give notice to the Holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such Holders (Section 601).

     Each Indenture will provide that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the cases of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt
Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 508).

     Subject to provisions in each Indenture relating to its duties in case of default, no Trustee will be under any obligation to exercise any of its rights or powers under an Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under such Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under an Indenture, as the case may

be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

     Within 120 days after the close of each fiscal year, the Company will be required to deliver to each Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof (Section 1011).

MODIFICATION OF THE INDENTURES

     Modifications and amendments of an Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities issued under such Indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the place of payment, or the coin or currency, for payment of the principal of (or premium, if any) or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

     The Holders of not less than a majority in principal amount of Outstanding Debt Securities of each series affected thereby will have the right to waive compliance by the Company with certain covenants in such Indenture (Section
1013).

     Modifications and amendments of an Indenture will be permitted to be made by the Company and the respective Trustee thereunder without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to the Company as obligor under such Indenture;
(ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of an Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Stock or Preferred Stock of the Company; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in an Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series issued under such Indenture in any material respect; or (x) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

     Each Indenture will provide that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an indexed security that shall be deemed Outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to the applicable Indenture, and (iv) Debt Securities owned by the Company or any other obligor under the Debt Securities or any affiliate of the Company or of such other obligor shall be disregarded.

     Each Indenture will contain provisions for convening meetings of the Holders of Debt Securities of a series (Section 501). A meeting will be permitted to be called at any time by the applicable Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with an Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum.

     Notwithstanding the foregoing provisions, each Indenture will provide that if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting, and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture.

SUBORDINATION

     The terms and conditions, if any, upon which the Debt Securities are subordinated to other indebtedness of the Company will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include a description of the indebtedness ranking senior to the Debt Securities, the restrictions on payments to the Holders of such Debt Securities while a default with respect to such senior indebtedness in continuing, the restrictions, if any, on payments to the Holders of such Debt Securities following an Event of Default, and provisions requiring Holders of such Debt Securities to remit certain payments to holders of senior indebtedness.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Company may be permitted under the applicable Indenture to discharge certain obligations to Holders of any series of Debt Securities issued thereunder that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

     Each Indenture will provide that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to
Section 301 of such Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities, and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ('defeasance') (Section 1402) or (b) to be released from its obligations with respect to such Debt Securities under certain specified sections of Article Ten of such Indenture as specified in the applicable Prospectus Supplement and any omission to comply with such obligations shall not constitute an Event of Default with respect to such Debt Securities ('covenant defeasance') (Section
1403), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust will only be permitted to be established if, among other things, the Company has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture (Section 1404).

     'Government Obligations' means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the

United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America or such government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the Holder of a depository receipt, provided that (except as required by applicable law) such custodian is not authorized to make any deduction from the amount payable to the Holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. 'Conversion Event' means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under '--Events of Default, Notice and Waiver' above with respect to certain specified sections of Article Ten of each Indenture (which sections would no longer be applicable to such Debt Securities as a result of such covenant defeasance) or described in clause (vii) under '--Events of Default, Notice and Waiver' above with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock or Preferred Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Stock or Preferred Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.

REDEMPTION OF SECURITIES

     The Indenture provides that the Debt Securities may be redeemed at any time at the option of the Company, in whole or in part, at the redemption price, except as may otherwise be provided in connection with any Debt Securities or series thereof.

     From and after notice has been given as provided in the Indenture, if funds for the redemption of any Debt Securities called for redemption shall have been made available on such redemption date, such Debt Securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the Holders of the Debt Securities will be to receive payment of the redemption price.

     Notice of any optional redemption of any Debt Securities will be given to Holders at their addresses, as shown in the Company's books and records, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the Debt Securities held by such Holder to be redeemed.

     If the Company elects to redeem Debt Securities, it will notify the Trustee at least 45 days prior to the redemption date (or such shorter period as satisfactory to the Trustee) of the aggregate principal amount of Debt Securities to be redeemed and the redemption date. If less than all of the Debt Securities are to be redeemed, the Trustee shall select the Debt Securities to be redeemed pro rata, by lot or in such manner as it shall deem fair and appropriate.

                         DESCRIPTION OF PREFERRED STOCK

     The Company is authorized to issue 15,000,000 shares of Preferred Stock. As of September 30, 1997, there were 780,000 shares of Series A Cumulative Convertible Redeemable Preferred Stock issued and outstanding and 8,000,000 shares of Series B Cumulative Redeemable Preferred Stock issued and outstanding.

     Under the Company's Articles of Incorporation, the Board may from time to time establish and issue one or more series of Preferred Stock. The Board may classify or reclassify any unissued Preferred Stock by setting or changing the number, designation, preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such series (a 'Designating Amendment').

     The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Articles of Incorporation and the Company's bylaws (the 'Bylaws').

GENERAL

     The Board is empowered by the Company's Articles of Incorporation to designate and issue from time to time one or more series of Preferred Stock without stockholder approval. The Board may determine the relative rights, preferences and privileges of each series of Preferred Stock so issued. Because the Board has the power to establish the preferences and rights of each series of Preferred Stock, it may afford the holders of any series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The Preferred Stock will, when issued, be fully paid and nonassessable.

     The Prospectus Supplement relating to any Preferred Stock offered thereby will contain the specific terms thereof, including, without limitation:

          (1) The title and stated value of such Preferred Stock;

          (2) The number of such shares of Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

          (3)  The  dividend  rate(s),   period(s)  and/or  payment  date(s)  or
     method(s) of calculation thereof applicable to such Preferred Stock;

          (4) The date from which dividends on such Preferred Stock will accumulate, if applicable;

          (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

          (6) The provision for a sinking fund, if any, for such Preferred
     Stock;

          (7) The provision for redemption, if applicable, of such Preferred Stock;

          (8) Any listing of such Preferred Stock on any securities exchange;

          (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof);

          (10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

          (11) A discussion of federal income tax considerations applicable to such Preferred Stock;

          (12) The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

          (13) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

          (14)  Any   limitations   on  direct  or   beneficial   ownership  and
     restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

     Unless  otherwise  specified in the  Prospectus  Supplement,  the Preferred
Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock, (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock, and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term 'equity securities' does not include convertible debt securities.

DIVIDENDS

     Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board, out of assets of the Company legally available for payment, cash dividends (or dividends in kind or in other property if expressly permitted and described in the applicable Prospectus Supplement) at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend will be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as are fixed by the Board.

     Dividends on any series of Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     Unless otherwise specified in the Prospectus Supplement, if any shares of Preferred Stock of any series are outstanding, no full dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock will be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock will in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock do not have a cumulative dividend) and such other series of Preferred Stock bear to each other.

No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Stock or other capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) will be declared or paid or set aside for payment or other distribution upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor will any Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

     If for any taxable year, the Company elects to designate as 'capital gains dividends' (as defined in Section 857 of the Code) any portion (the 'Capital Gains Amount') of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of capital stock (the 'Total Dividends'), then the portion of the Capital Gains Amount that will be allocable to the holders of shares of Preferred Stock will be the Capital Gains Amount multiplied by a fraction, the numerator of which shall be the total dividends (within the meaning of the Code) paid or made available to the holders of shares of Preferred Stock for the year and the denominator of which shall be the Total Dividends.

REDEMPTION

     If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that will be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which will not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock will automatically and mandatorily be converted into the applicable capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all Preferred Stock of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends of the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no Preferred Stock of any series shall be redeemed unless all outstanding Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividends periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company will not purchase or otherwise acquire directly or indirectly any Preferred Stock of such series (except by conversion into or exchange for capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing will not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series.

     If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice will state: (i) the redemption date; (ii) the number of shares and series of Preferred Stock to be redeemed; (iii) the redemption price;
(iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all of the Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof will also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment is made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company will be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, will not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

     Holders of Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Whenever dividends on any Preferred Stock shall be in arrears for six or more consecutive quarterly periods, the holders of such Preferred Stock (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until (i) if such series of Preferred Stock has a cumulative dividend, all dividends accumulated on such shares of Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Stock do not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board will be increased by two directors.

     Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of each series of shares of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, or (ii) amend, alter or repeal the provisions of the Company's
Articles of Incorporation or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an 'Event'), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in clause
(ii) above, so long as the shares of Preferred Stock remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the occurrence of any such Event will not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock and provided further that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Preferred Stock of such series shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

RESTRICTIONS ON OWNERSHIP

     As discussed below under 'Description of Common Stock--Restrictions on Transfer--Ownership Limits,' for the Company to qualify as a REIT under the
Code, no more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer 'individuals' (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. To assist the Company in meeting this requirement, the Articles of Incorporation provide that no holder of Preferred Stock may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than 5% of any class or series of Preferred Stock and/or more than 5% of the issued and outstanding shares of Common Stock, subject to certain exceptions specified in the Articles of Incorporation. See 'Description of Common Stock--Restrictions on Transfer--Ownership Limits.'

REGISTRAR AND TRANSFER AGENT

     The Registrar and Transfer Agent for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                          DESCRIPTION OF COMMON STOCK

GENERAL

     The Company is authorized to issue 90,000,000 shares of Common Stock. The outstanding Common Stock entitles the holder to one vote on all matters presented to stockholders for a vote. Holders of Common Stock have no preemptive rights. At September 30, 1997, there were 58,168,602 shares of Common Stock outstanding.

     Shares of Common Stock currently outstanding are listed for trading on the New York Stock Exchange (the 'NYSE'). The Company will apply to the NYSE to list the additional Common Stock to be sold pursuant to any Prospectus Supplement, and the Company anticipates that such shares will be so listed.

     Subject to such preferential rights as may be granted by the Board in connection with the future issuance of Preferred Stock, holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive ratably such dividends as may be declared on the Common Stock by the Board in its discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of the holders of Preferred Stock. Holders of Common Stock have no subscription, redemption, conversion or preemptive rights. Matters submitted for stockholder approval generally require a majority vote of the shares present and voting thereon.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

     The Bylaws of the Company provide that, with respect to an annual meeting of stockholders, the proposal of business to be considered by stockholders may be made only (i) by or at the direction of the Board or (ii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in the Bylaws. In addition, with respect to any meeting of stockholders, nominations of persons for election to the Board may be made only (i) by or at the direction of the Board or (ii) by any stockholder of the Company who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

RESTRICTIONS ON TRANSFER

     Ownership Limits. The Company's Articles of Incorporation contain certain restrictions on the number of shares of Common Stock that individual shareholders may own. For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer 'individuals' (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. The capital stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because the Company intends to maintain its qualification as a REIT, the
Company's Articles of Incorporation contain certain restrictions on the ownership and transfer of capital stock, including Common Stock, intended to ensure compliance with these requirements.

     Subject to certain exceptions specified in the Articles of Incorporation, no holder may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than (A) 5% of the issued and outstanding shares of Common Stock (the 'Common Stock Ownership Limit') and/or (B) more than 5% of any class or series of Preferred Stock. (This limit, in addition to the Existing Holder Limit, the Special Shareholder Limit, and the Non U.S. Shareholder Limit, all as defined below, are referred to collectively herein as the 'Ownership Limits.') Existing Holders, including Clark Enterprises Inc., The Oliver Carr Company, Oliver T. Carr, Jr., and A. James Clark, are not subject to the Common Stock Ownership Limit, but they are subject to special ownership limitations (the 'Existing Holder Limit'). Furthermore, SC-USREALTY and its affiliates are not subject to the Common Stock Ownership Limit, but are subject to a special ownership limit of 45% of the outstanding shares of Common Stock and 45% of the outstanding shares of each class or series of preferred stock of the Company (the 'Special Shareholder Limit'). Furthermore, all holders are prohibited from acquiring any capital stock if such acquisition would cause five beneficial owners of capital stock to beneficially own in the aggregate more than 50% in value of the outstanding capital stock.

     In addition to the above restrictions on ownership of shares of capital stock of the Company, in order to assist the Company in qualifying as a 'domestically controlled REIT,' the Articles of Incorporation contain certain provisions preventing any Non-U.S. Shareholder (as defined below) (other than SC-USREALTY and its affiliates) from acquiring additional shares of the Company's capital stock if, as a result of such acquisition, the Company would fail to qualify as a 'domestically controlled REIT' (computed assuming that SC-USREALTY owns the maximum percentage of the Company's capital stock that it is permitted to own under the Special Shareholder Limit) (the 'Non-U.S. Shareholder Limit'). A Non-U.S. Shareholder is a nonresident alien individual, foreign corporation, foreign partnership and any other foreign shareholder. For a discussion of the taxation of a Non-U.S. Shareholder and the requirements for the Company to qualify as a 'domestically controlled REIT,' see 'Federal Income Tax Considerations--Taxation of Holders of Common Stock--Taxation of Non-U.S. Shareholders.' The Company is unlikely to be able to advise a prospective Non-U.S. Shareholder that its purchase of any shares of the Company's capital stock would not violate this prohibition, thereby subjecting such prospective Non-U.S. Shareholder to the adverse consequences described under '--Violation of Ownership Limits' below. Accordingly, an acquisition of the Company's capital stock would not likely be a suitable investment for Non-U.S. Shareholders other than SC-USREALTY.

     The Board may increase the Ownership Limits from time to time, but may not do so to the extent that, after giving effect to such increase, five beneficial owners of shares of capital stock could

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
beneficially own in the aggregate more than 49.5% of the Company's outstanding shares of capital stock. The Board, in its sole discretion, may waive the Ownership Limits with respect to a holder if such holder's ownership will not then or in the future jeopardize the Company's status as a REIT.

     Violation of Ownership Limits. The Articles of Incorporation provide that, if any holder of capital stock of the Company purports to transfer shares to a person or there is a change in the capital structure of the Company and either the transfer or the change in capital structure would result in the Company failing to qualify as a REIT, or such transfer or the change in capital structure would cause the transferee to hold shares in excess of the applicable Ownership Limit (including the Non-U.S. Shareholder Limit), then the capital stock being transferred (or in the case of an event other than a transfer, the capital stock beneficially owned) that would cause one or more of the restrictions on ownership or transfer to be violated will be automatically transferred to a trust for the benefit of a designated charitable beneficiary. The purported transferee of such shares shall have no right to receive dividends or other distributions with respect to such shares and shall have no right to vote such shares. Any dividends or other distributions paid to such purported transferee prior to the discovery by the Company that the shares have been transferred to a trust shall be paid upon demand to the trustee of the trust for the benefit of the charitable beneficiary. The trustee of the trust will have all rights to dividends with respect to the shares of capital stock held in trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividends or distributions paid over to the trustee will be held in trust for the charitable beneficiary. The trustee shall designate a transferee of such stock so long as such shares of stock would not violate the Ownership Limitations in the hands of such designated transferee. Upon the sale of such shares, the purported transferee shall receive the lesser of (A) (i) the price per share such purported transferee paid for the capital stock in the purported transfer that resulted in the transfer of shares of capital stock to the trust, or (ii) if the transfer or other event that resulted in the transfer of shares of capital stock to the trust was not a transaction in which the purported record transferee of shares of capital stock gave full value for such shares, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the transfer of the shares to the trust, and (B) the price per share received by the trustee from the sale or disposition of the shares held in the trust.

     All certificates representing Common Stock will bear a legend referring to the restrictions described above.

     Every owner of more than 5% (or such lower percentage as required by the Code or regulations thereunder) of the issued and outstanding shares of Common Stock must file a written notice with the Company containing the information specified in the Articles of Incorporation no later than December 31 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in good faith in order to determine the Company's status as a REIT.

REGISTRAR AND TRANSFER AGENT

     The Registrar and Transfer Agent for the Common Stock is BankBoston, N.A.

                      DESCRIPTION OF COMMON STOCK WARRANTS

     The Company may issue Common Stock Warrants for the purchase of Common Stock. Common Stock Warrants may be issued independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Common Stock Warrants will be issued under a separate warrant agreement (each, a 'Warrant Agreement') to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the 'Warrant Agent'). The Warrant Agent will act solely as an agent of the Company in connection with the Common Stock Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Stock Warrants. The following sets forth certain general terms and provisions of the Common Stock Warrants offered hereby. Further terms of the Common Stock Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

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
     The applicable Prospectus Supplement will describe the terms of the Common Stock Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (1) the title of such Common Stock Warrants; (2) the aggregate number of such Common Stock Warrants; (3) the price or prices at which such Common Stock Warrants will be issued; (4) the designation, number and terms of the shares of Common Stock purchasable upon exercise of such Common Stock Warrants; (5) the designation and terms of the other Securities offered thereby with which such Common Stock Warrants are issued and the number of such Common Stock Warrants issued with each such Security offered thereby; (6) the date, if any, on and after which such Common Stock Warrants and the related Common Stock will be separately transferable; (7) the price at which each of the shares of Common Stock purchasable upon exercise of such Common Stock Warrants may be purchased; (8) the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum number of such Common Stock Warrants which may be exercised at any one time; (10) information with respect to book entry procedures, if any; (11) a discussion of certain federal income tax considerations; and (12) any other terms of such Common Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Stock Warrants.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     The Company  may issue  receipts  ('Depositary  Receipts')  for  Depositary
Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of Preferred Stock of each series represented by Depositary Shares will be deposited under a separate deposit agreement (each, a 'Deposit Agreement') among the Company, the depositary named therein (a 'Preferred Stock Depositary') and the holders from time to time of the Depositary Receipts. Subject to the terms of the applicable Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to a Preferred Stock Depositary, the Company will cause such Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the statements made hereunder relating to Deposit Agreements and the Depositary Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

     A Preferred Stock Depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary.

     In the event of a distribution other than in cash, a Preferred Stock Depositary will be required to distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary, unless such Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case such Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

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
     No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Stock which has been converted or exchanged before the record date for such distribution.

WITHDRAWAL OF STOCK

     Upon surrender of the Depositary Receipts at the corporate trust office of the applicable Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the applicable Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the applicable Preferred Stock Depositary will be required to deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     Whenever the Company redeems shares of Preferred Stock held by a Preferred Stock Depositary, such Preferred Stock Depositary will be required to redeem as of the same redemption date the number of Depositary Shares representing shares of the Preferred Stock so redeemed, provided the Company shall have paid in full to such Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company that preserves the REIT status of the Company.

     From and after the date fixed for redemption, all dividends in respect of the shares of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the applicable Preferred Stock Depositary.

VOTING OF THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the applicable Preferred Stock are entitled to vote, a Preferred Stock Depositary will be required to mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct such Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. Such Preferred Stock Depositary will be required to vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by such Preferred Stock Depositary in order to enable such Preferred Stock Depositary to do so. Such Preferred Stock Depositary will be required to abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. A Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of such Preferred Stock Depositary.

LIQUIDATION PREFERENCE

     In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED STOCK

     The Depositary Shares, as such, will not be convertible into Common Stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Preferred Stock Depositary with written instructions to such Preferred Stock Depositary to instruct the Company to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of Preferred Stock of the Company or other shares of stock, and the Company will agree that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

     Any form of Depositary Receipt evidencing Depositary Shares which will represent Preferred Stock and any provision of a Deposit Agreement will be permitted at any time to be amended by agreement between the Company and the applicable Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holders of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

     A Deposit Agreement will be permitted to be terminated by the Company upon not less than 30 days' prior written notice to the applicable Preferred Stock Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon such Preferred Stock Depositary will be required to deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by such Preferred Stock Depositary with respect to such Depositary Receipts. The Company will agree that if a Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list the Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, a Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares thereunder shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock or (iii) each share of the related Preferred Stock shall have been converted into stock of the Company not so represented by Depositary Shares.

CHARGES OF A PREFERRED STOCK DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of a Deposit Agreement. In addition, the Company will pay the fees and expenses of a Preferred Stock Depositary in connection with the performance of its duties under a Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of a Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the applicable Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     A Preferred Stock Depositary will be permitted to resign at any time by delivering to the Company notice of its election to do so, and the Company will be permitted at any time to remove a Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary will be required to be appointed within 60 days after delivery of the notice of resignation or removal and will be required to be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     A Preferred Stock Depositary will be required to forward to holders of Depositary Receipts any reports and communications from the Company which are received by such Preferred Stock Depositary with respect to the related Preferred Stock.

     Neither a Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under a Deposit Agreement. The obligations of the Company and a Preferred Stock Depositary under a Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the applicable Depositary Shares), gross negligence or willful misconduct, and neither the Company nor any applicable Preferred Stock Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and any Preferred Stock Depositary will be permitted to rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

     In the event a Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company on the other hand, such Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                             BOOK-ENTRY SECURITIES

     The Securities may be issued in whole or in part in book-entry form, meaning that beneficial owners of the Securities will not receive certificates representing their ownership interests in the Securities, except in the event the book-entry system for the Securities is discontinued. If the Securities are issued in book-entry form, they will be issued, the form of one or more global securities (the 'Global Securities'), which will be deposited with, or on behalf of, a depository identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a class or series of Securities issued in book-entry form will be described in the applicable Prospectus Supplement relating to such class or series.

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
                       FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The  following  discussion  summarizes  the  material  federal  income  tax considerations to a prospective holder of Common Stock. The following discussion, which is not exhaustive of all possible tax considerations, does not give a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective Security holder in light of his or her particular circumstances or to certain types of Security holders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws. If the Company offers one or more series of Preferred Stock, Depositary Shares, Common Stock Warrants or Debt Securities, then there may be tax consequences for the holders of such Securities not discussed herein. For a discussion of any such additional consequences, see the applicable Prospectus Supplement.

     As discussed below, the Taxpayer Relief Act of 1997 (the '1997 Act') contains certain changes to the REIT qualification requirements and to the taxation of REITs that may be material to a holder of Common Stock, but which will become effective only for the Company's taxable years commencing on or after January 1, 1998.

     As used under this heading, the term 'Company' refers solely to CarrAmerica Realty Corporation.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES OF IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

     General. The Company, which is considered a corporation for federal income tax purposes, has elected to be taxed as a REIT under Sections 856 through 860 of the Code effective as of its taxable year ended December 31, 1993. The Company believes that it was organized and has operated in a manner so as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner. No assurance, however, can be given that the Company has operated in a manner so as to qualify as a REIT or that it will continue to operate in such a manner in the future. Qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis (through actual annual operating results, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code on REITs, some of which are summarized below. While the Company intends to operate so that it qualifies as a RElT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in circumstances of the Company, no assurance can be given that the Company has satisfied or will satisfy such tests or will continue to do so. See '--Failure to Qualify' below.

     The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof.

     In any year in which the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on net income that it distributes currently to shareholders. However, the Company will be subject to federal income tax on any income that it does not distribute and will be subject to federal income tax in certain circumstances on certain types of income even though that income is distributed.

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
     Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors,
(2) the beneficial ownership of which is evidenced by transferable shares of stock, or by transferable certificates of beneficial interest, (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code,
(4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) the beneficial ownership of which is held by 100 or more persons, (6) that during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities), and (7) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions
(1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company's Articles of Incorporation contain restrictions regarding the transfer of its capital stock that are intended to assist the Company in continuing to satisfy the stock ownership requirements described in conditions
(5) and (6). See 'Description of Common Stock--Restrictions on Transfer.' Moreover, pursuant to the 1997 Act, for the Company's taxable years commencing on or after January 1, 1998, if the Company complies with regulatory rules pursuant to which it is required to send annual letters to holders of its capital stock requesting information regarding the actual ownership of the capital stock, and the Company does not know, or exercising reasonable diligence would not have known, whether it failed to meet requirement (6) above, the Company will be treated as having met the requirement.

     Income Tests. In order to maintain qualification as a REIT, the Company must satisfy three gross income requirements, which are applied on an annual basis. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including 'rents from real property' and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, for its taxable years ending on or before December 31, 1997, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions). Pursuant to the 1997 Act, the Company will not have to meet the 30% test for its taxable years commencing on or after January 1, 1998.

     Rents received by the Company will qualify as 'rents from real property' in satisfying the gross income requirements for a REIT described above only if several conditions (related to the identity of the tenant, the computation of the rent payable, and the nature of the property leased) are met. The Company does not anticipate receiving rents in excess of 1% of gross revenue that fail to meet these conditions. In addition, for rents received to qualify as 'rents from real property,' the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an 'independent contractor' from whom the Company derives no revenue. The 'independent contractor' requirement, however, does not apply to the extent the services are 'usually or customarily rendered' in connection with the rental space for occupancy only and are not otherwise considered 'rendered to the occupant' ('Permissible Services'). The Company will provide certain services with respect to the properties through entities that do not satisfy the 'independent contractor' requirements described above. The Company has received a ruling from the IRS that the provision of certain services will not cause the rents received with respect to the properties to fail to qualify as 'rents from real property.' Based upon the IRS ruling and its experience in the office rental markets in which the Company's properties are located, the Company believes that all services provided to tenants will be considered 'usually or customarily rendered' in connection with the rental of office space for occupancy only, although there can be no assurance that the IRS will not contend otherwise. If the Company contemplates providing services, either directly or through another entity, in the future that reasonably might be expected not to meet the 'usual or customary' standard, it will arrange to have such services provided by an independent contractor from which the Company will receive no income.

     Pursuant to the 1997 Act, for the Company's taxable years commencing on or after January 1, 1998, rents received generally will qualify as rents from real property notwithstanding the fact that the Company provides services that are not Permissible Services so long as the amount received for such services meets a de minimis standard. The amount received for 'impermissible services' with respect to a property (or, if services are available only to certain tenants, possibly with respect to such tenants) cannot exceed one percent of all amounts received, directly or indirectly, by the Company with respect to such property (or, if services are available only to certain tenants, possibly with respect to such tenants). The amount that the Company will be deemed to have received for performing 'impermissible services' will be the greater of the actual amount so received or 150% of the direct cost to the Company of providing those services.

     The Company may receive fees in consideration of the performance of management and administrative services with respect to properties that are not owned entirely by the Company. A portion of such management and administrative fees (corresponding to that portion of a property owned by a third party) generally will not qualify under the 75% or 95% gross income tests. The Company also may receive other types of income with respect to the properties that it owns that will not qualify for the 75% or 95% gross income tests. The Company believes, however, that the aggregate amount of such fees and other non-qualifying income in any taxable year will not cause the Company to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, however, a 100% tax would be imposed with respect to the 'excess net income' attributable to the failure to satisfy the 75% and 95% gross income tests.

     Asset Tests. At the close of each quarter of its taxable year, the Company also must satisfy the following three tests relating to the nature of its assets: (i) at least 75% of the value of the Company's total assets must be represented by 'real estate assets,' cash, cash items and government securities;
(ii) not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class; and (iii) of the investments included in the 25% asset class, the value of any one issuer's securities (other than an interest in a partnership, shares of a 'qualified REIT subsidiary' or another REIT, but including any unsecured debt of Carr Realty, L.P. or CarrAmerica Realty, L.P.) owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (other than an interest in a partnership, shares of a 'qualified REIT subsidiary' or another REIT). The Company owns directly all of the non-voting stock, representing 95% of the equity, of OmniOffices and CarrAmerica Development & Construction. By virtue of its ownership of Units, the Company will be considered to own its pro rata share of the assets of Carr Realty, L.P., including the securities of Carr Services, Inc. (Carr Services, Inc., OmniOffices and CarrAmerica Development & Construction are referred to collectively herein as the 'Non-qualified REIT Subsidiaries.') Neither Carr Realty, L.P., CarrAmerica Realty, L.P., nor the Company will own more than 10% of the voting securities of any Non-qualified REIT Subsidiary.
There can be no assurance, however, that the IRS might not contend that the arrangements between the Company and the non-qualified REIT subsidiaries are such that the Company should be considered to own more than 10% of the voting securities of one or both of these entities. In addition, the Company and its senior management believe that the Company's pro rata share of the value of the securities of each of such Non-qualified REIT Subsidiary and of any unsecured debt of Carr Realty, L.P. and CarrAmerica Realty, L.P. owned by the Company will not exceed 5% of the total value of the Company's assets. There can be no assurance, however, that the IRS might not contend otherwise. Although the Company plans to take steps to ensure that it continues to satisfy the 5% test, there can be no assurance that such steps will be successful or will not require a reduction in the Company's overall interest in one or more of the Non-qualified REIT Subsidiaries.

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
     Annual Distribution Requirements. To qualify as a REIT, the Company generally must distribute to its shareholders at least 95% of its income (excluding any net capital gains) from each taxable year either during such taxable year or, if certain procedures are followed, during the subsequent taxable year. The Company will be subject to tax on amounts not distributed at regular capital gains and ordinary corporate tax rates. With respect to income distributed during a year subsequent to the year in which it was earned by the Company, if the Company does not pay federal income tax with respect to such income, the Company may be subject to a 4% excise tax on such income.

     The Company believes that it has made, and intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or liquid assets to meet the 95% distribution requirement. In that event, the Company may arrange for short-term, or possibly long-term, borrowing to permit the payments of required dividends.

     Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF HOLDERS OF COMMON STOCK

     Taxation of Taxable Domestic Shareholders. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate shareholders will not be eligible for the dividends received deduction as to such amounts. For purposes of determining whether distributions on the shares of Common Stock are out of current or accumulated earnings and profits, the earnings and profits of the Company will be allocated first to shares of Preferred Stock, if any, and second to the shares of Common Stock. There can be no assurance that the Company will have sufficient earnings and profits to cover distributions on any shares of Preferred Stock.

     Distributions that are designated as capital gain dividends will be taxed as gains from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its stock. Corporate shareholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     As described below in '--Recent Legislation,' the 1997 Act changed significantly the taxation of capital gains by taxpayers who are individuals, estates, or trust. It is not clear whether, for the taxable domestic shareholder who is an individual or an estate or trust, amounts designated as capital gain dividends will be taxable at the rate applicable to mid-term capital gains (i.e., gains from the sale of capital assets held for more than one year but not more than 18 months) or at the rate applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than 18 months). This uncertainty may be clarified by future legislation or regulations.

     Distributions in excess of current or accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares of Common Stock, but rather will reduce the adjusted basis of such shares of Common Stock. To the extent that such distributions exceed the adjusted basis of a shareholder's shares of Common Stock, they will be included in income as capital gains, assuming the shares of Common Stock are a capital asset in the hands of the shareholder.

     In general, a domestic shareholder will realize capital gain or loss on the disposition of shares of Common Stock equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition and (ii) the shareholder's adjusted basis of such shares of

Common Stock. With respect to dispositions occurring after July 28, 1997, in the case of a taxable domestic shareholder who is an individual or an estate or trust, such gain or loss will be mid-term capital gain or loss if such shares have been held for more than one year but not more than 18 months and long-term capital gain or loss if such shares have been held for more than 18 months. In the case of a taxable domestic shareholder that is a corporation, such gain or loss will be long-term capital gain or loss if such shares have been held for more than one year. Loss upon a sale or exchange of shares of Common Stock by a shareholder who has held such shares of Common Stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain.

     Pursuant to the 1997 Act, for the Company's taxable years commencing on or after January 1, 1998, the Company may elect to require the holders of Common Stock to include the Company's undistributed net capital gains in their income. If the Company makes such an election, the holders of Common Stock will (i) include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) be deemed to have paid their proportionate share of the tax paid by the Company on such undistributed capital gains and thereby receive a credit or refund for such amount. A holder of Common Stock will increase the basis in its Common Stock by the difference between the amount of capital gain included in its income and the amount of the tax it is deemed to have paid. The earnings and profits of the Company will be adjusted appropriately. As described below in '--Recent Legislation,' with respect to such long-term capital gain of a taxable domestic shareholder that is an individual or an estate or trust, the IRS has authority to issue regulations that could apply the special tax rate applicable to sales of depreciable real property by an individual or an estate or trust to the portion of the long-term capital gains of an individual or an estate or trust attributable to deductions for depreciation taken with respect to depreciable real property.

     Backup Withholding. The Company will report to its domestic shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number and certifies as to no loss of exemption from backup withholding. Amounts withheld as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to the Company. See '--Taxation of Non-U.S. Shareholders' below. Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Shareholders (persons other than (i) citizens or residents of the United States, (ii) corporations, partnerships or other entities created or organized under the laws of the United States or any political subdivision thereof, and (iii) estates or trusts the income of which is subject to United States federal income taxation regardless of its source) and Non-U.S. Shareholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.

     The Treasury Department has recently issued proposed regulations regarding the withholding and information reporting rules discussed above. In general, the proposed regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify and modify reliance standards. If finalized in their current form, the proposed regulations would generally be effective for payments made after December 31, 1997, subject to certain transition rules.

     Taxation of Tax-Exempt Shareholders. As a general rule, amounts distributed to a tax-exempt entity do not constitute 'unrelated business taxable income' ('UBTI'), and thus distributions by the Company to a stockholder that is a tax-exempt entity should also not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares of Common Stock with 'acquisition indebtedness' within the meaning of the Code and the shares of Common Stock are not otherwise used in an unrelated trade or business of the tax-exempt entity. However, under the Revenue Reconciliation Act of 1993, distributions by a REIT to a tax-exempt employee's pension trust that owns more than 10% of the REIT will be treated as UBTI in an amount equal to the percentage of gross income of the REIT that is derived from an 'unrelated trade or business' (determined as if the REIT were a pension trust) divided by the gross income of the REIT for the year in which the dividends are paid. This rule only applies, however, if (i) the percentage of gross income of the REIT that is derived from an unrelated trade or business for the year in which the dividends are paid is at least 5%, (ii) the REIT qualifies as a REIT only because the pension trust is not treated as a single individual for purposes of the 'five-or-fewer rule' (see '--Taxation of the Company--Requirements for Qualification' above), and (iii)
(A) one pension trust owns more than 25 percent of the value of the REIT or, (B) a group of pension trusts individually holding more than 10 percent of the value of the REIT collectively own more than 50 percent of the value of the REIT. The Company currently does not expect that this rule will apply.

     Taxation of Non-U.S. Shareholders. The rules governing U.S. federal income taxation of Non-U.S. Shareholders are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in Common Stock, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a Non-U.S.
Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Stock, but rather will reduce the adjusted basis of such Common Stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Common Stock, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of its Common Stock as described below. As a result of a legislative change made by the Small Business Job Protection Act of 1996, it appears that the Company will be required to withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. Consequently, although the Company intends to withold at a rate of 30% on the entire amount of any distribution (or a lower applicable treaty rate), to the extent that the Company does not do so, any portion of a distribuion not subject to withholding at a rate of 30% (or a lower applicable treaty rate) will be subject to withholding at a rate of 10%. However, the Non-U.S. Shareholder may seek from the IRS a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company, and the amount withheld exceeded the Non-U.S. Shareholder's United States tax liability, if any, with respect to the distribution.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ('FIRPTA') at the normal capital gain rates applicable to domestic shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief or exemption. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that is or could be designated by the Company as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Although the law is not entirely clear on the matter, it appears that amounts designated by the Company pursuant to the 1997 Act as undistributed capital gains in respect of shares of Common Stock (see 'Taxation of Shareholders--Taxation of Taxable Domestic Shareholders' above) would be treated with respect to Non-U.S. Shareholders in the manner outlined in the preceding paragraph for actual distributions by the Company of capital gain dividends.
Under that approach, the Non-U.S. Shareholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by the Company on such undistributed capital gains (and to receive from the IRS a refund to the extent their proportionate share of such tax paid by the Company were to exceed their actual United States federal income tax liability).

     Gain recognized by a Non-U.S. Shareholder upon a sale of Common Stock generally will not be taxed under FIRPTA if the Company is a 'domestically controlled REIT,' defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. As of September 30, 1997, SC-USREALTY held approximately 42.6% in value of the outstanding Common Stock of the Company. In the event that SC-USREALTY and other stockholders of the Company who are Non-U.S. Shareholders own collectively 50% or more, in value, of the outstanding stock of the Company, the Company would cease to be a 'domestically controlled REIT.'

     If the Company does not qualify as a 'domestically controlled REIT,' a Non-U.S. Shareholder's sale of securities of the Company generally still will not be subject to U.S. tax under FIRPTA as a sale of a U.S. real property interest, provided that (i) the securities are 'regularly traded' (as defined by the applicable Treasury Regulations) on an established securities market, and
(ii) the selling Non-U.S. Shareholder held 5% or less of the value of any class or series of the Company's outstanding securities at all times during a specified testing period. The Company believes that the Common Stock would be considered to be 'regularly traded' for this purpose, and the Company has no actual knowledge of any Non-U.S. Shareholder (other than SC-USREALTY) that holds in excess of 5% of the Company's capital stock. In order to assist the Company in qualifying as a 'domestically controlled REIT,' the Articles of Incorporation contain certain provisions preventing any Non-U.S. Shareholder (other than SC-USREALTY and its affiliates) from acquiring additional shares of the Company's capital stock if, as a result of such acquisition, the Company would fail to qualify as a 'domestically controlled REIT' (computed assuming that SC-USREALTY owns the maximum percentage of the Company's capital stock that SC-USREALTY is permitted to own under the Special Shareholder Limit). The Company is unlikely to be able to advise a prospective Non-U.S. Shareholder that its purchase of any shares of the Company's capital stock would not violate this prohibition, thereby subjecting such prospective Non-U.S. Shareholder to the adverse consequences described under 'Description of Common Stock-- Restrictions on Transfer--Violation of Ownership Limits.' Accordingly, an acquisition of the Company's capital stock would not likely be a suitable investment for Non-U.S. Shareholders other than SC-USREALTY.

     If the gain on the sale of Common Stock were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as domestic shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the Common Stock would be required to withhold and remit to the IRS 10% of the purchase price.

RECENT LEGISLATION

     As described above, 1997 Act contains certain changes to the REIT qualification requirements and to the taxation of REITs. The 1997 Act also contains certain changes to the taxation of capital gains of individuals, trusts and estates.

     Capital Gain Rates. Subject to certain exceptions, for individuals, trusts and estates the maximum rate of tax on the net capital gain from a sale or exchange occurring after July 28, 1997 of a long-term capital asset (i.e., a capital asset held for more than 18 months) has been reduced to from 28% to 20%. The maximum rate has been reduced to 18% for capital assets acquired after December 21, 2000 and held for more than five years. The maximum rate for mid-term capital assets (i.e., capital assets held for more than one year but not more than 18 months) remains at 28%. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 18 months in 25% to the extent of the prior deductions for 'unrecaptured Section 1250 gain' (that is depreciation deductions not otherwise recaptured as ordinary income under the existing depreciation recapture rules). Capital gain from the sale of depreciable real property held for more than 18 months allocated by the Company to a non-corporate shareholder will be subject to the 25% rate to the extent that the capital gain on the real property sold by the Company does not exceed prior depreciation deductions with respect to such property. The 1997 Act provides the IRS with authority to issue regulations that could, among other things, apply these rates on a look-through basis in the case of 'pass-through' entities such as the Company. The taxation of capital gains of corporations was not changed by the 1997 Act.

     REIT Provisions. In addition to the provisions discussed above, the 1997 Act contains a number of technical provisions that either (i) reduce the risk that the Company will inadvertently cease to qualify as a REIT, or (ii) provide additional flexibility with which the Company can meet the REIT qualification requirements. These provisions are effective for the Company's taxable years commencing on or after January 1, 1998.

OTHER TAX CONSIDERATIONS

     Entity Classification. A significant number of the Company's investments are through Carr Realty, L.P. and CarrAmerica Realty, L.P. If either Carr Realty, L.P. or CarrAmerica Realty, L.P. were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change and would preclude the Company from qualifying as a REIT (see 'Taxation of the Company--Income Tests' and '--Asset Tests').

     Prior to January 1, 1997, an organization formed as a partnership or a limited liability company was treated as a partnership for federal income tax purposes rather than as a corporation only if it had no more than two of the four corporate characteristics that the Treasury Regulations in effect at that time used to distinguish a partnership from a corporation for tax purposes. These four characteristics were (i) continuity of life, (ii) centralization of management, (iii) limited liability and (iv) free transferability of interests. Under final Treasury Regulations which became effective January 1, 1997, the four factor test has been eliminated and an entity formed as a partnership or as a limited liability company will be taxed as a partnership for federal income tax purposes, unless it specifically elects otherwise. The Regulations provide that the IRS will not challenge the classification of an existing partnership or limited liability company for tax periods prior to January 1, 1997, so long as
(1) the entity had a reasonable basis for its claimed classification, (2) the entity and all of its members recognized the federal income tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and (3) neither the entity nor any member of the entity had been notified in writing on or before May 8, 1996, that the classification of the entity was under examination by the IRS.

     The Company believes that Carr Realty, L.P. and CarrAmerica Realty, L.P. each will be treated as a partnership for federal income tax purposes (and not as an association taxable as a corporation).

     Tax Allocations with Respect to the Properties. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as 'Book-Tax Difference'). The partnership agreements of each of Carr Realty, L.P. and CarrAmerica Realty, L.P. require that allocations of income, gain, loss and deduction with respect to each property contributed to those partnerships be made in a manner consistent with the special rules in 704(c) of the Code and the regulations thereunder, which will tend to eliminate the Book-Tax Differences with respect to such contributed properties over the life of the partnership. However, because of certain technical limitations, the special allocation rules of Section 704(c) may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of such contributed properties in the hands of Carr Realty, L.P. or CarrAmerica Realty, L.P., as applicable could cause the Company to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to the Company if all such contributed properties were to have a tax basis equal to their fair market values at the time such properties were contributed to Carr Realty, L.P. or CarrAmerica Realty, L.P., as applicable. The foregoing rules also apply for purposes of determining the Company's earnings and profits. The application of such rules over time could result in a higher portion of distributions to shareholders being taxed as dividends. See '--Taxation of Holders of Common Stock.'

     Non-Qualified REIT Subsidiaries. The Non-qualified REIT Subsidiaries do not qualify as REITs and thus pay federal, state and local income taxes (including District of Columbia franchise tax) on their net income at normal corporate rates. To the extent the Non-qualified REIT Subsidiaries are required to pay federal, state and local income taxes, the cash available for distribution to stockholders will be reduced accordingly.

     State and Local Taxes; District of Columbia Unincorporated Business Tax. The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. In this regard, the District of Columbia imposes an unincorporated business income tax, at the rate of 9.975%, on the 'District of Columbia taxable income' of partnerships doing business in the District of Columbia. Because many of the properties owned by Carr Realty, L.P. are located in the District of Columbia, the Company's share of the 'District of Columbia taxable income' of Carr Realty, L.P. will be subject to this tax. Carr Realty, L.P. has taken steps to attempt to reduce the amount of income that is considered 'District of Columbia taxable income,' but it is likely that at least some portion of the income attributable to Carr Realty, L.P.'s properties located in the District of Columbia will be subject to the District of Columbia tax. To the extent Carr Realty, L.P. is required to pay the District of Columbia unincorporated business income tax, the cash available for distribution to the Company and, therefore, to its stockholders as dividends will be reduced accordingly. This tax would not apply if the Company were to own and operate its assets directly, rather than through Carr Realty, L.P.; however, the Company's ability to eliminate Carr Realty, L.P. and thus own directly the assets currently owned by Carr Realty, L.P. is severely limited.

                              PLAN OF DISTRIBUTION

GENERAL

     The Company may sell Securities in or through underwriters for public offer and sale by them, and also may sell Securities offered hereby to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell Securities upon terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of the Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements to be entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ('Contracts') providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be neither less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its Subsidiaries in the ordinary course of business.

PARTICIPATION RIGHTS

     In conjunction with the SC-USREALTY Transaction, so long as SC-USREALTY owns at least 25% of the outstanding Common Stock of the Company on a fully diluted basis, SC-USREALTY will be entitled (except in certain limited
circumstances),   upon  compliance  with  certain  specified  conditions,  to  a participation right to purchase or subscribe for, either as part of such issuance or in a concurrent issuance, a total number of shares of Common Stock or Preferred Stock, as the case may be, equal to up to 30% (or 35% in certain circumstances) of the total number of shares or of Common Stock or Preferred Stock, as applicable, proposed to be issued by the Company. All purchases pursuant to such participation rights will be at the same price and on the same terms and conditions as are applicable to other purchasers hereunder.

                                 LEGAL MATTERS

     The legality of the Debt Securities, the Preferred Stock, the Depositary Shares, the Common Stock and the Common Stock Warrants offered hereby have been passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C. Certain federal income tax matters have been passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C.

                                    EXPERTS

     The consolidated financial statements and schedule of CarrAmerica Realty Corporation and subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 have been incorporated herein by reference in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the 'Commission'). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices of the
Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street,

N.W., Washington, D.C. 20549, upon receipt of the fees prescribed by the rules and regulations of the Commission. Such material also may be accessed electronically by means of the Commission's web site on the Internet at 'http://www.sec.gov'. The Company's Common Stock is listed on the New York Stock Exchange, and reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (the 'Registration Statement'), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the 'Securities Act'), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Securities, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon receipt of the fees prescribed by the rules and regulations of the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

          2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and

          3. The Company's Current Reports on Form 8-K dated April 18, 1997, June 20, 1997, June 20, 1997, June 23, 1997, June 26, 1997, July 1,
             1997, July 1, 1997, July 11, 1997, August 4, 1997 (and a form 8-K/A related thereto filed on August 8, 1997), August 12, 1997, August 14, 1997, August 28, 1997, October 30, 1997 and October 30, 1997.

     All documents filed  subsequent to the date of this Prospectus  pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any accompanying Prospectus Supplement relating to a specific offering of Securities or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon their written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be addressed to Secretary, CarrAmerica Realty Corporation, 1700 Pennsylvania Avenue, N.W., Washington, D.C. 20006 (telephone number (202) 624-7500).

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     NO  PERSON  HAS  BEEN  AUTHORIZED  TO GIVE ANY  INFORMATION  OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                  PAGE
                                                  ----
Prospectus Supplement Summary..................   S-3
The Company....................................   S-8
Recent Developments............................   S-11
Use of Proceeds................................   S-14
Capitalization.................................   S-14
Management.....................................   S-15
Description of Series C Preferred Shares and
  Depositary Shares............................   S-16
Federal Income Tax Considerations..............   S-22
Legal Matters..................................   S-25
Underwriting...................................   U-1

                      PROSPECTUS
The Company....................................     2
Risk Factors...................................     3
Use of Proceeds................................     9
Ratios of Earnings to Fixed Charges............     9
Description of Debt Securities.................    10
Description of Preferred Stock.................    21
Description of Common Stock....................    26
Description of Common Stock Warrants...........    28
Description of Depositary Shares...............    29
Book-Entry Securities..........................    32
Federal Income Tax Considerations..............    33
Plan of Distribution...........................    41
Legal Matters..................................    42
Experts........................................    42
Available Information..........................    42
Incorporation of Certain Documents by
  Reference....................................    43

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                          6,000,000 DEPOSITARY SHARES
                                  CARRAMERICA
                               REALTY CORPORATION
   EACH REPRESENTING 1/10 OF A SHARE OF 8.55% SERIES C CUMULATIVE REDEEMABLE
                                PREFERRED STOCK
                            ------------------------

                                     [LOGO]

                            ------------------------
                              GOLDMAN, SACHS & CO.
                             LEGG MASON WOOD WALKER
        INCORPORATED
                               J.P. MORGAN & CO.
                            PAINEWEBBER INCORPORATED
                       PRUDENTIAL SECURITIES INCORPORATED
                               SMITH BARNEY INC.
                      REPRESENTATIVES OF THE UNDERWRITERS

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